Exhibit 10.4

SALE AND PURCHASE AGREEMENT

RETAIL MARKETING ASSETS

MASSACHUSETTS, NEW HAMPSHIRE AND RHODE ISLAND

May 24, 2010

i

SALE AND PURCHASE AGREEMENT

THIS SALE AND PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the Effective Date among EXXONMOBIL OIL CORPORATION, a New York corporation (“EMOC”) and EXXON MOBIL CORPORATION, a New Jersey corporation (“EMC” and, together severally with EMOC, “Seller”), and GLOBAL COMPANIES LLC, a Delaware limited liability company that is existing and authorized to conduct business in the Commonwealth of Massachusetts, and the States of New Hampshire and Rhode Island (“Purchaser”), upon the terms and conditions set forth herein.  When provisions herein apply to both or either Seller or Purchaser, they sometimes are referred to as “Parties” or “Party.”

RECITALS

WHEREAS, Seller owns and/or leases certain service station properties located in Massachusetts, New Hampshire and Rhode Island and identified on Exhibits A-1 and A-2 which it intends to sell or assign to Purchaser, and Purchaser intends to purchase or assume from Seller, in accordance with the terms of this Agreement; and

WHEREAS, Seller is party to certain supply agreements and/or franchise agreements with dealers at the service stations owned and/or leased by Seller and with dealers operating at dealer owned and operated service stations identified on Exhibit A-3, which agreements Seller intends to assign to Purchaser, and Purchaser intends to assume from Seller, in accordance with the terms of this Agreement; and

WHEREAS, Seller owns certain assets associated with the marketing operations of the service station properties, including contract rights, equipment, improvements and other personal property, which it intends to assign or sell incident to this transaction, and Purchaser intends to assume or purchase the same from Seller in accordance with the terms of this Agreement; and

WHEREAS, in accordance with the terms of this Agreement, Purchaser is acquiring the Purchased Assets, including the Properties, in their “AS-IS, WHERE-IS” condition; and

WHEREAS, Seller will transfer and assign to Purchaser, and Purchaser shall accept and assume from Seller, responsibility for any and all environmental liabilities associated with the Properties; and

WHEREAS, Purchaser shall enter into a Brand Fee Agreement for use in the sale and distribution of certain Branded Fuels at the service station properties as more fully described in this Agreement and the Brand Fee Agreement.

NOW, THEREFORE, in consideration of the Recitals and the mutual covenants, conditions and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which hereby are mutually acknowledged, the Parties, intending to be legally bound, agree as follows:

TERMS AND CONDITIONS

ARTICLE I
DEFINITIONS

1.1              Access Agreements has the meaning set forth in Section 2.5.5.

1.2              Affiliate

1.2.1           With respect to Seller means:

(a)           any parent of Seller;

(b)           any company or partnership in which Seller or any parent of Seller now or hereafter owns or controls, directly or indirectly, more than fifty percent (50%) of the ownership interest having the right to vote or appoint its directors or functional equivalents (“Affiliated Company”);

(c)           any joint venture in which Seller, any parent of Seller, or an Affiliated Company has an ownership interest and/or is the operator; or

(d)           any successor in interest to (a) through (c) above.

1.2.2           With respect to Purchaser means: any Person directly or indirectly controlling, controlled by, or under common control with Purchaser, including any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities or by contract or otherwise.  For the purposes of this Agreement, Alliance Energy LLC, a Massachusetts limited liability company (“Alliance”) and AE Holdings Corp., a Massachusetts corporation and the managing member of Alliance shall not be considered Affiliates of Purchaser.

1.3              Agreement means this Agreement, including all recitals, schedules and exhibits.

1.4              ALTA Land Title Survey means a boundary survey prepared to a set of minimum standards that have been jointly prepared and adopted by the American Land Title Association and the American Congress on Surveying and Mapping, which surveys include improvements, easements, rights-of-way, and other elements that impact land ownership.

1.5              Assignment and Assumption Agreement means an Assignment and Assumption Agreement, in the form attached as Exhibit Z, pursuant to which Seller will assign and convey to Purchaser and Purchaser shall assume from Seller certain Contracts, permits (if any), and the Assumed Liabilities.

1.6              Assignment of Leases has the meaning set forth in Section 2.2.2.

1.7              Assignment of PMPA Franchise Agreements has the meaning set forth in Section 2.5.1.

1.8              Assumed Liabilities means all Claims, debts, liabilities and obligations of any kind and nature of Seller or any Seller Affiliate arising out of or related to the Purchased Assets, whether arising before or after Closing, including, without limitation, (a) all Environmental Liabilities; (b) all obligations of Seller pursuant to any contract or agreement assumed by Purchaser in accordance with this Agreement; and (c) all debts, liabilities and obligations arising out of or related to the ownership or operation of the Purchased Assets before and after Closing; provided, however, that Assumed Liabilities shall not include any liability to the extent it is an Excluded Liability.

1.9              Back Office System or BOS has the meaning set forth in Section 2.8.1.

1.10            Baseline Report has the meaning set forth in Section 7.1.1.

1.11            Benefits means the benefit programs currently in effect for all Employees, which benefits are detailed in Schedules V-4 and V-5 of Exhibit V.

1.12            Bill of Sale has the meaning set forth in Section 2.3.1.

1.13            Brand Fee Agreement means the Brand Fee Agreement, substantially in the form and substance set forth as Exhibit EE attached hereto, by and between Purchaser and EMOC, which provides for the use of certain Exxon and Mobil-related trademarks in the sale and distribution of certain Branded Fuels at, and the operation of, the service station properties after Closing.

1.14            Branded Fuel means motor fuel branded with those trademarks owned or controlled by Seller, specifically identified in Exhibits 13-A and 14-A to the Brand Fee Agreement.

1.15            Business Day means any day other than Saturday, Sunday, or any other day that commercial banks in Fairfax, Virginia are generally authorized to close.

1.16            Claim or Claims means any pending or threatened suit, claim, loss, cost, obligation, damage, liability, payment, fine, penalty, cause of action, litigation, judgment (including, but not limited to, expert fees and attorneys’ fees awarded as part of a judgment), lien or expense (including, but not limited to, reasonable attorneys’ fees and other litigation expenses), whether known or unknown, that may be alleged or brought by any person, Governmental Authority or governmental entity, or any administrative, arbitration, or governmental proceeding, investigation or inquiry affecting or arising out of any asset or right that is a subject of this Agreement.

1.17            Closing means the act of transferring Seller’s interests in the Purchased Assets and all Assumed Liabilities to Purchaser in accordance with the terms of this Agreement.

1.18            Closing Date means the date on which the Closing occurs.

1.19            Company-Operated Retail Properties means the EMC Company-Operated Retail Properties and the EMOC Company-Operated Retail Properties.

1.20            Company-Owned Dealer-Operated Properties means the EMC Company-Owned Dealer-Operated Properties and the EMOC Company-Owned Dealer-Operated Properties.

1.21            Conditions Precedent means the conditions set out in Article XII.

1.22            Confidential Information has the meaning set forth in Section 11.1.

1.23            Confidentiality Agreement shall mean the confidentiality agreement dated December 8, 2009 between Seller and/or its Affiliates and Purchaser covering the sale and purchase of the Purchased Assets.

1.24            Contamination has the meaning set forth in Section 7.1.2.

1.25            Contracts means all contracts, agreements, licenses, relationships and commitments, written or oral, relating to the Purchased Assets described on Exhibit BB.

1.26            Dealer-Owned Service Station means a dealer owned and operated service station, as identified on Exhibit A-3, whose dealer has entered into a Dealer Supply Agreement with EMOC.

1.27            Dealer Supply Agreements means those agreements governing the supply of Branded Fuel to the Dealer-Owned Service Stations.

1.28            Deed has the meaning set forth in Section 2.2.1.

1.29            Default means the non-performance, default, or breach by either Purchaser or Seller of an obligation, covenant, or undertaking required of such Party under this Agreement.

1.30            Deposit means money deposited with the Title Company in escrow, including each of the Signing Deposit, Earnest Money Deposit and Extension Period Deposit.  Unless otherwise expressly stated, wherever the term “Deposit” is used in this Agreement, the term shall include any interest earned on such deposit.

1.31            Disputes has the meaning set forth in Section 10.5.

1.32            Earnest Money Deposit means the Initial Earnest Money Deposit and the Final Earnest Money Deposit, to the extent deposited into the Escrow Account or secured by an acceptable letter of credit in accordance with Section 3.3.3.

1.33            Effective Date means the date this Agreement is fully executed by Seller and Purchaser.

1.34            EMC Company-Operated Retail Properties means service station properties identified on Exhibits A-1 and A-2 as “CORS” and as owned or leased by EMC.

1.35            EMC Company-Owned Dealer-Operated Properties means service station properties identified on Exhibits A-1 and A-2 as “CODO” and as owned and/or leased by EMC that are operated by a dealer.

1.36            EMC Fee Properties means the service station properties identified on Exhibit A-1 as being owned by EMC, including the land, the buildings, and all other improvements or appurtenances located on, under or over the Properties owned by EMC.

1.37            EMC Lease Properties means the service station properties identified on Exhibit A-2 as being leased by EMC, including the land, the buildings, and all other improvements or appurtenances located on, under or over the Properties leased by EMC.

1.38            EMC Properties means the EMC Fee Properties and the EMC Lease Properties.

1.39            EMOC Company-Operated Retail Properties means service station properties identified on Exhibits A-1 and A-2 as “CORS” and as owned or leased by EMOC.

1.40            EMOC Company-Owned Dealer-Operated Properties means the service station properties identified on Exhibits A-1 and A-2 as “CODO” and as owned and/or leased by EMOC that are operated by a dealer.

1.41            EMOC Fee Properties means the service station properties identified on Exhibit A-1 as being owned by EMOC, including the land, the buildings, and all other improvements or appurtenances located on, under or over the Properties owned by EMOC.

1.42            EMOC Lease Properties means the service station properties identified on Exhibit A-2 as being leased by EMOC, including the land, the buildings, and all other improvements or appurtenances located on, under or over the Properties that are leased by EMOC.

1.43            EMOC Properties means the EMOC Fee Properties and the EMOC Lease Properties.

1.44            Employees means all employees identified on Exhibit V thirty (30) days before Closing.

1.45            Engineering and Institutional Controls has the meaning set forth in Section 7.1.3.

1.46            Environmental Law or Environmental Laws has the meaning set forth in Section 7.1.4.

1.47            Environmental Liabilities has the meaning set forth in Section 7.1.5.

1.48            Equipment means all Seller owned assets, other than land, buildings, and Inventory, located at the Properties or any Dealer-Owned Service Station as of Closing.  Equipment shall include product dispensers, pumps, air compressors, lifts and convenience store coolers, to the extent such assets are owned by Seller and located at the Properties or any Dealer-Owned Service Station as of Closing.  For the avoidance of doubt, “Equipment” shall not include any Intellectual Property of Seller.

1.49            Escrow Account has the meaning set forth in Section 3.2.

1.50            Escrow Agreement has the meaning set forth in Section 3.3.1.

1.51            Excluded Liabilities means (a) Claims for unpaid trade payables or notes payable with respect to the Purchased Assets solely to the extent attributable to periods before the Closing; (b) third party personal injury and property damage Claims arising from an occurrence before the Closing; (c) employment Claims raised by Seller’s exempt and non-exempt employees who were employed by Seller prior to or as of the Closing and where the cause of action arose before the Closing; (d) Claims based on EMOC’s failure to discharge or perform any obligation, covenant or agreement, made by EMOC under any PMPA Franchise Agreement required to be performed by EMOC prior to the Closing Date; and (e) the Listed Claims.  Purchaser acknowledges and agrees that (i) any liabilities or Claims arising out of, in connection with, or related to Seller’s compliance with the terms of this Agreement, including EMOC’s assignment of the PMPA Franchise Agreements (except for Listed Claims), shall not be asserted or deemed to be “Excluded Liabilities” and are expressly assumed by Purchaser pursuant hereto; and (ii) any liabilities or Claims, including, without limitation, any third party personal injury and property damage Claims, arising out of, in connection with, or related to the environmental condition of the Properties, Contamination, or any Remediation Activities or Environmental Liabilities, whether or not identified in the Baseline Report (except for Listed Claims) shall not be asserted or deemed to be an “Excluded Liability,” and are expressly assumed by Purchaser pursuant hereto.

1.52            Extension Period Deposit means a deposit equal to the lesser of (a) one percent (1%) of the unadjusted Purchase Price set forth in Section 3.1 and (b) five hundred thousand dollars ($500,000), paid by Purchaser to Seller to extend the Inspection Period for an additional thirty (30) days.

1.53            ExxonMobil Captive Insurers has the meaning set forth in Section 20.1.

1.54            ExxonMobil Policies has the meaning set forth in Section 20.1.

1.55            Fee Properties means the EMC Fee Properties and the EMOC Fee Properties.

1.56            Final Closing Date means the date that is forty-five (45) days after the end of the Inspection Period.

1.57            Final Earnest Money Deposit means the applicable sum set forth on Exhibit A-5.

1.58            Government Reimbursement Fund has the meaning set forth in Section 7.1.6.

1.59            Governmental Authority has the meaning set forth in Section 7.1.7.

1.60            Guarantor means Global Partners LP, a Delaware limited partnership.

1.61            Guaranty means the guaranty executed by the Guarantor to guarantee the obligations of Purchaser, and any successor or assignee of Purchaser, under this Agreement and under any other document delivered to Seller at or before Closing.

1.62            Hart-Scott-Rodino Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the relevant rules and regulations thereunder.

1.63            Index has the meaning set forth in Section 4.1.2.

1.64            Initial Earnest Money Deposit means the applicable sum set forth on Exhibit A-5.

1.65            Inspection Period has the meaning set forth in Section 5.3, as the same may be extended pursuant to Section 5.3.

1.66            Intellectual Property means: (a) all registered trademarks, service marks, trade dress, logos and trade names, including all goodwill associated therewith and all active applications,

registrations and renewals in connection therewith; (b) all trade secrets and confidential business information (including know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, and business and marketing plans and proposals); and (c) all copies and tangible embodiments thereof (in whatever form or medium).

1.67            Interest Credit has the meaning set forth in Section 3.2.1.

1.68            Inventory means all inventories of refined petroleum products in bulk storage owned by Seller, if any, at any Company-Operated Retail Property as of the Closing; all convenience store merchandise for resale owned by Seller, if any, at any Company-Operated Retail Property as of the Closing; and any car-wash chemicals owned by Seller, if any, at any Company-Operated Retail Property as of the Closing; provided, that, Inventory shall not include any consigned inventory; and provided, further, that, absent agreement prior to the date that is thirty (30) days after the end of the Inspection Period between Purchaser and the then current On the Run franchisor providing for Purchaser’s use of the On the Run trademarks and other intellectual property, Inventory shall not include any On the Run branded merchandise.

1.69            Lease Properties means the EMC Lease Properties and the EMOC Lease Properties.

1.70            LIBOR has the meaning set forth in Section 3.2.1.

1.71            Listed Claims means those Claims set forth on Exhibit P.

1.72            Market Withdrawal has the meaning set forth in Section 3.3.4(B)(v).

1.73            No Further Action Status or NFA Status has the meaning set forth in Section 7.1.8.

1.74            NPL has the meaning set forth in Section 2.5.3.

1.75            Objections has the meaning set forth in Section 5.3.2.

1.76            On the Run CORS Properties means those Company-Operated Retail Properties at which Seller operates an On the Run convenience store.

1.77            Orphaned Tank means a Tank, whether maintained or unmaintained, that is located at, on or under a Property at the time of Closing and is no longer in service and/or is not listed on the Bill of Sale.

1.78            Permitted Encumbrances has the meaning set forth in Section 5.5.

1.79            Person means an individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, unincorporated association, nominee, joint venture or other entity that is given, or is recognized as having, legal personality by the law of any jurisdiction, country, state or territory.  “Person” includes any emanation of a sovereign state or government, whether national, provincial, local or otherwise, any international organization or body (whether or not having legal personality), and any other juridical entity, in each case wherever resident, domiciled, incorporated or formed.

1.80            Personal Property means all personal property, other than Inventory, owned by Seller and located at the Properties or any Dealer-Owned Service Station as of Closing and/or any interest of Seller in such property, including, but not limited to, leasehold improvements subject to any rights reserved under any lease agreement (and excluding all proprietary equipment, back office computer systems, software containing proprietary information and other equipment to be removed by Seller from the Properties no later than the Closing Date pursuant to this Agreement); provided, however, that “Personal Property” shall not include any Intellectual Property of Seller.  For the avoidance of doubt, “Personal Property” shall include all remediation equipment, monitoring wells, and Tanks.

1.81            PMPA means the Petroleum Marketing Practices Act, 15 U.S.C., Section 2801, et seq.

1.82            PMPA Franchise Agreements means, collectively, lease or sublease agreements, franchise agreements, motor fuels sales agreements, including Dealer Supply Agreements and other agreements between EMOC and its franchise dealers establishing a “franchise relationship,” as that term is defined in the PMPA.

1.83            Point of Sale or POS has the meaning set forth in Section 2.3.2.

1.84            Property or Properties means the EMC Properties and the EMOC Properties.

1.85            Purchase Price means the amount of monetary consideration to be paid in U.S. Dollars by Purchaser to Seller, as set forth in Section 3.1, as may be adjusted in accordance with the terms of this Agreement.

1.86            Purchased Assets means, collectively, the Properties (including the leases for all Lease Properties), the PMPA Franchise Agreements, the Personal Property, the Equipment, the Contracts, and Inventory to be transferred to Purchaser pursuant to the terms of this Agreement.

1.87            Purchaser Indemnified Parties has the meaning set forth in Section 10.2.1.

1.88            Purchaser-Related Parties means Purchaser, Purchaser’s parent, subsidiaries, and Affiliates and their respective owners, officers, directors, employees, agents, divisions, contractors, invitees, servants, representatives, successors and assigns (and, if Purchaser is a natural person, its heirs and legal representatives).

1.89            Remediation Activities has the meaning set forth in Section 7.1.9.

1.90            Remediation Consultant has the meaning set forth in Section 7.1.10.

1.91            Remediation Contractor or Remediation Contractors has the meaning set forth in Section 7.1.11.

1.92            Seller Indemnified Parties has the meaning set forth in Section 10.1.1.

1.93            Seller-Related Parties means Seller, Seller’s subsidiaries and Affiliates and their respective owners, officers, directors, employees, agents, divisions, contractors, invitees, servants, representatives, successors and assigns.

1.94            Signing Deposit means Two Hundred and Fifty Thousand U.S. Dollars ($250,000.00 USD) deposited by Purchaser with the Title Company upon Purchaser’s submission of its binding bid.

1.95            Survey means a current ALTA Land Title Survey of each Property, prepared by a duly licensed land surveyor and registered professional engineer satisfactory to the Title Company and to Seller.

1.96            Tank or Tanks means and refers to the storage tanks and associated lines and piping used for the storage of petroleum products or other products or materials and located at, on or under a Property, including all Orphaned Tanks and tanks previously used, currently used or intended to be used in the operation of a service station.

1.97            Tax or Taxes means any past, present, or future tax, including, without limitation, “green” or environmental tax, income tax, value added tax, and all other transactional or turnover tax, levy, excise, and other duty, contribution, charge, fee, deduction or withholding of any nature by any tax agency or other emanation of a sovereign state or government, whether national, federal, regional, provincial, local or otherwise, and wherever imposed, levied, collected, withheld or assumed, including any interest, penalty, fine or surcharge payable in connection with any of the above, which Taxes shall include, without limiting the generality of the foregoing, all income or profits taxes, capital gain taxes, unemployment insurance taxes, payroll and employee withholding taxes, and social security taxes.

1.98            Tightness Testing means pressure or other tests that are performed on the operating Tanks for the purpose of testing tank integrity.

1.99            Title Company means Stewart Title and Guaranty Company or any other title company chosen by Seller by written notice to Purchaser.

1.100          Trademarks means petroleum-related service marks, trademarks, logos, emblems, trade dress, applications for registration of marks, mark registrations, and other indicia of origin, including, without limitation, the names and marks EXXON, EXXONMOBIL, ESSO, the Tiger Design, the Pegasus Design, MOBIL, and such other names, domain names, marks, logos, emblems, trade dress, and other indicia of origin as Seller and its Affiliates may from time to time own in connection with the marketing and or sale of petroleum products and associated services.

1.101          Upgrades has the meaning set forth in Section 4.3.

1.102          U.S. Dollars, Dollars, USD or $ means the U.S. Dollar, the lawful currency of the United States of America.

1.103          Virtual Data Room means the web-based portal or portals where documents related to the contemplated transaction are delivered by Seller for review by Purchaser.  Seller will use two (2) such portals, one (1) operated by IntraLinks for all documents other than environmental information, and the other operated by Faulkner & Flynn for environmental information, as more fully described in Article VII.

1.104          Willful Misconduct means a conscious, voluntary act or an omission in intentional disregard of legal duty and/or good and prudent standards of performance.

ARTICLE II
TRANSFER AND SALE BY SELLER

2.1              Sale and Purchase; Assignment and Assumption.  At Closing, and subject to the terms and conditions of this Agreement: (a) Seller will sell, assign, convey and transfer to Purchaser, and Purchaser shall purchase, assume and accept from Seller all of Seller’s assignable and transferable rights, title and interest in the Purchased Assets; (b) Seller will assign to Purchaser and Purchaser shall assume from Seller and discharge the Assumed Liabilities; and (c) Seller will transfer and assign to Purchaser and Purchaser shall accept and assume from Seller any and all Environmental Liabilities, as further described in Article VII.

2.2              Transfer of Properties.

2.2.1           Transfer of Fee Properties.  The sale and transfer of the Fee Properties will be accomplished by Seller’s conveyance at Closing of a quitclaim deed(s) substantially in the form attached as Exhibit J (each a “Deed” and together the “Deeds”).  Seller will have no obligation to sell or transfer any Fee Property that is subject to a right of first refusal.  If a Fee Property to be sold and transferred to Purchaser pursuant to this Agreement is subject to a right of first refusal in favor of any third party holder, then Seller, during the Inspection Period, will, at Seller’s option, (a) request such holder’s waiver of its right of first refusal in writing; and/or (b) offer the right of first refusal to the third party holder and, provided that the third party holder declines such right of first refusal, proceed with the sale of such Fee Property to Purchaser.  If Seller obtains the waiver described in clause (a) above, Seller shall provide notice to Purchaser.  If by the date which is thirty (30) days after the end of the Inspection Period Seller has not obtained such waiver and/or Seller has elected not to offer the right of first refusal to the third party holder, Seller will notify Purchaser and Purchaser may: (i) after notice to and consent of Seller, which consent may be withheld for any reason whatsoever, use its own efforts to obtain such third party’s waiver to the extent such efforts do not create any additional liability to Seller; (ii) with Seller’s consent, which consent may be withheld for any reason whatsoever, elect to enter into a lease between Seller and Purchaser for such Fee Property, so long as such lease does not violate the applicable right of first refusal or require the affirmative consent of the holder thereof; or (iii) remove such Fee Property from this Agreement and reduce the Purchase Price by the amount of the allocated Purchase Price for such Fee Property set forth on Exhibit A-4.  If Seller elects to offer the right of first refusal to the third party holder pursuant to (b) above and such right of first refusal is exercised by the holder thereof, such Fee Property shall be removed from this Agreement and the Purchase Price shall be reduced by the amount of the allocated Purchase Price for such Fee Property set forth on Exhibit A-4.  Without making any representation or warranty as to the enforceability or validity of any right of first refusal or to the existence or non-existence of other rights of first refusal, Seller discloses to Purchaser that the documentation for certain of the Sites set forth on Exhibit A-1 may contain a right of first refusal provision.  Notwithstanding anything contained in this Agreement to the contrary, Seller’s sole obligation with respect to obtaining any waiver of a right of first refusal, if it elects to do so, shall be limited to Seller sending a written request to the holder thereof; Seller shall have no obligation to incur any expense or to take any other action whatsoever with respect to obtaining any waiver.

2.2.2           Transfer of Lease Properties.  The assignment and transfer of the Lease Properties will be accomplished by the Parties’ execution at Closing (or, if any lease expressly requires delivery of an executed assignment in order to obtain a landlord’s consent, on such earlier date as will allow delivery of such assignment document with a consent request, to be effective as of Closing) of an

Assignment and Assumption of Lease Agreements in the form attached as Exhibit H (the “Assignment of Leases”).  Seller will have no obligation to obtain any consent required in connection with the assignment of any of the leases for the Lease Properties.  If a lease to be assigned to Purchaser pursuant to this Agreement requires, either expressly or by law, the affirmative consent of the landlord under the lease to legally effectuate an assignment, then Seller, during the Inspection Period, will request such landlord’s consent to the assignment in writing.  If Seller obtains such consent, Seller shall provide notice to Purchaser.  If Seller has not obtained such consent by the date which is thirty (30) days after the end of the Inspection Period, Seller will notify Purchaser and Purchaser may: (a) after notice to and consent of Seller, which consent may be withheld for any reason whatsoever, use its own efforts to obtain such landlord’s consent to the extent such efforts do not create any additional liability to the Seller; (b) enter into a new lease with such landlord effective as of Closing so long as such landlord agrees to terminate the existing lease between Seller and such landlord releases Seller from any liability under such existing lease; (c) with Seller’s consent, which consent may be withheld for any reason whatsoever, elect to enter into a sublease between Seller and Purchaser, so long as such sublease does not require the affirmative consent of such landlord; or (d) remove such Lease Property from this Agreement and reduce the Purchase Price by the amount of the allocated Purchase Price for such Lease Property set forth on Exhibit A-4.  Notwithstanding anything contained in this Agreement to the contrary, Seller’s sole obligation with respect to obtaining any consent from any landlord shall be limited to Seller sending a written request to such landlord; Seller shall have no obligation to incur any expense or to take any other action whatsoever with respect to obtaining any consent.

2.2.3           Permitted Encumbrances.  The transfers of the Properties shall be subject to the Permitted Encumbrances and shall include all transferable easements and other rights appurtenant to the Properties, as well as all buildings and improvements owned by Seller, located on, over or under the Properties.

2.2.4           On The Run CORS Properties.  In the event that Purchaser fails to provide Seller, no later than thirty (30) days after the end of the Inspection Period, with proof of its agreement with the then current On the Run franchisor providing for Purchaser’s use of the On the Run trademark and other intellectual property at the Company-Operated Retail Properties from and after the Closing Date, then Seller shall, prior to Closing, remove from or otherwise discontinue the use of all signage, property and products bearing the On the Run trademark, or any related trademarks, tradenames or other intellectual property, and the On the Run CORS Properties will be transferred at Closing without the On the Run brand.  In such event, the On the Run CORS Properties will be debranded by Seller before Closing.  Seller shall have no obligation to rebrand any On the Run CORS Property to any other brand or re-image any such Property.  Such Properties will be transferred without branding (provided that Seller will replace any On the Run tiles or boxes with plain white panels).  Seller shall have the right to access the On the Run CORS Properties, at no charge to Seller, to complete any debranding required after Closing.

2.3              Personal Property and Equipment.

2.3.1           Transfer of Personal Property and Equipment.  Seller’s conveyance and assignment of its interests in the Purchased Assets pursuant to this Agreement will include all of Seller’s Personal Property and Equipment, except as otherwise specified within this Agreement.  The owned Personal Property and Equipment will be identified on a Bill of Sale in the form attached as Exhibit K (the “Bill of Sale”) and additional Tank documents will be provided pursuant to Section 15.1.4.  To the extent such information is available, Tanks will be identified on a Bill of Sale for each Property by number and size; provided that any Orphaned Tanks, whether or not specifically identified, shall convey with the Property.  Purchaser is solely responsible for identifying and obtaining all requisite authorizations to effectuate transfer of Tanks, provided, however, Seller shall cooperate in good faith with Purchaser with regard to execution of necessary documents.  Seller does not assume or retain any liability or responsibility related to any Tanks that exist or may be discovered on the Properties following Closing, and such responsibility and liability shall be transferred to and assumed by Purchaser as of Closing, including, without limitation, any Environmental Liabilities arising from said Tanks.

2.3.2           Point of Sale Software.  Purchaser acknowledges that Seller’s point of sale equipment (“Point of Sale” or “POS”) operates on software that records or provides access to certain protected proprietary data, including, but not limited to, consumer credit card and accounting information.  Although the POS hardware will transfer as Personal Property pursuant to this Agreement, Purchaser agrees and acknowledges that prior to or as of the Closing Date, Seller will take such steps as Seller may deem necessary or advisable to prevent Purchaser’s access to such proprietary data, including disabling software features, locking out access and/or erasing such information (e.g., Seller will disable Purchaser’s ability to generate certain credit card transactional reports and/or modify the dry-stock price book in the POS database).  From and after Closing, Purchaser shall establish its own inventory and pricing independent of, and without reference to, Seller’s pricing information including, without limitation, entering into a third-party license for all necessary point of sale software and related maintenance agreements.  Seller will provide Purchaser with access to Seller’s POS system as modified by Seller for a period of up to forty-five (45) days following the Closing Date to permit the continued sale of merchandise at the Properties between Closing and until such time as Purchaser has removed the existing data and software from the POS and replaced it with new operating software obtained by license from the POS manufacturer and its own dry-stock price book, or replaced the existing POS with its own POS system.  At any time after the expiration of the foregoing forty-five (45) day period, Seller shall have the right to further limit, or terminate Purchaser’s access to Seller’s credit card network.  In addition, if Purchaser fails to reload the POS with updated software (and, as a result, remove all of Seller’s proprietary data) within the forty-five (45) day period, Purchaser shall allow Seller access to the Properties, at no charge to Seller and at Seller’s discretion, to remove any of Seller’s proprietary data, including information related to consumer credit card transactions.

2.4              Inventory.  In addition to the Purchase Price, in consideration of Seller’s sale, conveyance and transfer of the Inventory, at the Closing Purchaser shall pay to Seller, by wire transfer of immediately available funds, the amount calculated pursuant to the payment schedule set forth in Exhibit Y.  The price and payment terms for petroleum products inventory, convenience store merchandise and car-wash chemicals shall be as set forth in Exhibit Y attached hereto and made a part hereof.  Additionally, at the Closing Purchaser shall pay to Seller the petty cash estimated to be on hand at any of the Company-Operated Retail Properties as of the Closing, as determined in accordance with Exhibit Y.  Within forty-five (45) days following the Closing Date, (i) Seller shall reconcile the foregoing estimated amounts in accordance with the procedures set forth in Exhibit Y, and (ii) Seller or Purchaser, as applicable, will make any necessary payments to the other.

2.5              Assignment of Agreements and Liabilities.

2.5.1           PMPA Franchise Agreements.  At Closing, Seller will assign and convey to Purchaser, and Purchaser shall assume and purchase from Seller, all of Seller’s assignable and transferable rights, title and interest in the PMPA Franchise Agreements by the Parties’ execution at Closing of an Assignment of PMPA Franchise Agreements in the form attached as Exhibit T (the “Assignment of PMPA Franchise Agreements”).  Notwithstanding the foregoing, Seller hereby reserves the right to remove from the Assignment of PMPA Franchise Agreements any of the Dealer Supply Agreements (along with all associated Contracts) at any time prior to Closing by written notice to Purchaser of such removal.  Purchaser acknowledges and agrees that upon receipt of any such notice, (i) the Dealer Supply Agreement governing the supply of Branded Fuel to the Dealer-Owned Service Station(s) identified in such notice shall not be assigned pursuant to this Agreement and (ii) such Dealer-Owned Service Station shall be removed from the transaction contemplated by this Agreement and the Purchase Price shall be reduced by the amount of the allocated Purchase Price for such Dealer-Owned Service Station set forth on Exhibit A-4.

In the event that litigation is initiated prior to the Closing arising out of (a) Seller’s attempted assignment of any PMPA Franchise Agreement under this Section 2.5.1 or (b) the contemplated execution of the Brand Fee Agreement, Purchaser and Seller shall reasonably cooperate in connection with such proceedings; provided, however, that in the event that any such litigation extends beyond two hundred and seventy (270) days after the Effective Date, either Party may terminate this Agreement upon ten (10) days prior written notice to the other Party.  In the event of such termination, the Deposit shall be released in accordance with Section 3.3.4.

2.5.2           Equipment Leases.  Any Personal Property or Equipment leased by Seller at the time of Closing and the agreements covering the lease of such Personal Property or Equipment will be assigned by Seller to Purchaser to the extent permissible by law and the agreements covering the lease of such Personal Property or Equipment.  At Closing, Seller will assign and convey to Purchaser, and Purchaser shall assume and accept from Seller, all of Seller’s assignable and transferable rights, title and interest in such leases of Personal Property or Equipment.

2.5.3           Non-Petroleum Leases.  Certain Properties are subject to non-petroleum leases (each such non-petroleum lease, an “NPL”).  At Closing, Seller will assign to Purchaser and Purchaser shall assume from Seller all rights and obligations of Seller under any NPL as such rights and obligations relate to Properties transferred pursuant to the terms of this Agreement.  Seller will retain all rights and obligations pertaining to the portion of any NPL that relates to service station properties not included in this sale, if any.  A copy of the Assignment of Non-Petroleum Lease is attached as Exhibit U.  Seller will have no obligation to obtain any consent required in connection with the assignment of any NPL.  If an NPL to be assigned to Purchaser pursuant to this Agreement requires, either expressly or by law, the affirmative consent of the tenant under the NPL to legally effectuate an assignment, then Seller, during the Inspection Period, will request such tenant’s consent to the assignment by providing such tenant written notice from Seller. If Seller obtains such consent, Seller shall provide notice to Purchaser. If Seller has not obtained such consent by the date which is thirty (30) days after the end of the Inspection Period, Seller will notify Purchaser and Purchaser may: (a) after notice to and consent of Seller, which consent may be withheld for any reason whatsoever, use its own efforts to obtain such tenant’s consent to the extent such efforts do not create any additional liability to Seller; (b) enter into a new lease with such tenant effective as of Closing so long as such tenant agrees to provide Seller with a termination of the existing lease containing a release of Seller from any liability under such lease; or (c) remove the Property subject to such NPL from this Agreement and reduce the Purchase Price by the amount of the allocated Purchase Price for such Property set forth on Exhibit A-4.  Notwithstanding anything contained in this Agreement to the contrary, Seller’s sole obligation with respect to obtaining any consent from the tenant under any NPL shall be limited to Seller sending a written request to such tenant; Seller shall have no obligation to incur any expense or to take any other action whatsoever with respect to obtaining any consent.  Seller discloses to Purchaser that there is an NPL on a portion of Sites 11814, 11680 and 13098 set forth on Exhibit A-1 which may require the consent of the tenant to assign such NPL.

2.5.4           Reimbursement Agreements.  Seller has entered into Reimbursement Agreements with certain Dealer-Owned Service Station dealers.  Purchaser shall pay Seller, at Closing, the then current balance due under each of these Reimbursement Agreements related to any Dealer Supply Agreement actually assigned to Purchaser pursuant to Section 2.5.1, and Seller will assign to Purchaser its rights under each such Reimbursement Agreement along with any notes evidencing or collateral securing the reimbursement obligations under such Dealer Supply Agreements.  Copies of the Assignment of Reimbursement Agreement for each Dealer-Owned Service Station will be attached as Exhibit X, together with copies of each respective Reimbursement Agreement not otherwise already provided to Purchaser prior to the Effective Date.  This payment shall be in addition to the Purchase Price.

2.5.5           Access Agreements.  At Closing, Seller will assign to Purchaser, and Purchaser shall assume from Seller, all of Seller’s assignable and transferable rights, representations, responsibilities and obligations, including, without limitation, access payments and indemnification obligations, in any access agreement relating to any Property, including, without limitation, any agreement with surrounding property owners related to Remediation Activities (collectively, “Access Agreements”).  Purchaser acknowledges that it is solely responsible for renegotiating access to Properties and surrounding properties as needed for Remediation Activities if agreements granting such access are not assignable or transferable.  A non-exhaustive list of such Access Agreements is provided as Exhibit D.

2.5.6           Statement of Environmental Responsibilities.  Purchaser agrees to assume and abide by all representations, responsibilities and obligations including, without limitation indemnification obligations, of Seller set forth in any Statement of Environmental Responsibility relating to any Property.  A non-exhaustive list of such Statements is provided as Exhibit W.

2.5.7           Other Agreements and Liabilities.  At Closing, Seller will assign and convey to Purchaser, and Purchaser shall assume and purchase from Seller, (a) the Assumed Liabilities and (b) all of Seller’s assignable and transferable rights, title and interest in the transferred permits and the Contracts.

2.5.8           Environmental Liabilities.  For the avoidance of doubt, as described in Article VII, Purchaser agrees to assume any and all liabilities or Claims arising out of, in connection with, or related to the environmental condition of the Properties, whether or not identified in the Baseline Report, Contamination or any Remediation Activities or Environmental Liabilities.

2.6              Compliance with Regulatory Approvals.  Promptly following the Effective Date, Purchaser agrees to determine any and all regulatory approvals required, including, but not limited to, compliance with the Hart-Scott-Rodino Act and the transfer of any Tanks as described in Article XV and/or responsibility for any Remediation Activities as described in Section 7.3.1.  Purchaser shall promptly initiate contact with any applicable authority, including, but not limited to the Federal Trade

Commission, and promptly complete any necessary applications and pay any required fees or deposits associated with review and or filing requirements of such authorities at its sole cost.  If required, within fifteen (15) days after the Effective Date, Seller and Purchaser shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the Hart-Scott-Rodino Act with respect to the transactions contemplated herein.  Purchaser shall pay the filing fees under the Hart-Scott-Rodino Act, and shall receive a credit of fifty percent (50%) of such filing fees against the Purchase Price at the Closing pursuant to Section 3.2.  Seller and Purchaser shall reasonably cooperate in connection with a Hart-Scott-Rodino Act review.  Seller and Purchaser shall diligently progress their respective applications so as to obtain any necessary approvals or bring to completion any required review process.  In the event that the applicable Governmental Authority issues a decision prohibiting the transactions contemplated by this Agreement prior to the end of the Inspection Period, either Party may terminate this Agreement upon ten (10) days prior written notice to the other Party.  In the event that the applicable Governmental Authority requires Purchaser to divest sixty (60) or more Properties as a condition of obtaining approval of the consummation of the transactions contemplated by this Agreement, Purchaser may terminate this Agreement upon ten (10) days prior written notice to Seller.  In the event that (x) the applicable Governmental Authority has issued a second request pursuant to the Hart-Scott-Rodino Act, and (y) any necessary approvals under the Hart-Scott-Rodino Act have not been received within one hundred and twenty (120) days after the Effective Date (such period, the “HSR Second Request Period”), then either Party may terminate this Agreement upon ten (10) days prior written notice to the other Party.  In the event of any such termination, the Deposit shall be released in accordance with Section 3.3.4.  Thereafter, neither Party shall have any obligation under this Agreement except for those obligations which expressly survive termination.  Until such time as the transactions contemplated hereby are expressly prohibited by the applicable Governmental Authority or either Party elects to terminate this Agreement in accordance with this Section 2.6, then Purchaser and Seller shall continue to diligently progress their respective applications and approvals as required under this Section 2.6.

2.7              Business Licenses and Permits.  Purchaser is solely responsible for identifying and obtaining any and all certificates, permits, variances and/or licenses related to the use, occupancy and/or operation of the Properties.  Closing shall not be delayed due to the absence of any certificate, permit, variance or license.  Nor shall Closing be delayed to process any state or local background checks, or resolve any pending regulatory permitting issues, including, but not limited to, any Governmental Authority violation notices.  Purchaser promptly shall file for all applicable and necessary licenses, certificates, variances and/or permits for the operation of the Properties, including, but not limited to, permits related to the transfer of beer and wine inventories (and the sale of the same to the general public), any state license(s) required to operate the Properties as service stations selling motor fuels, as well as, insure that its intended source of fuel possesses all necessary current and valid licenses to operate a fuel distribution business.  Before the end of the Inspection Period, Purchaser shall obtain and confirm to Seller that it possesses all necessary licenses, certificates, variances and permits.  Seller makes no express or implied representation about the ability of Purchaser to obtain certificates, permits, licenses and/or variances needed to use, occupy or operate any of the Properties.

2.7.1           Pending Permit Applications.  Various permits for renovation and/or improvement of certain Properties may be pending as of Closing.  Seller shall initiate discussions with Purchaser during the Inspection Period and may, subject to mutually agreeable terms, assign to Purchaser whatever rights to such permits and/or plans and applications Seller may be able to assign.

2.7.2           Ongoing Projects.  Certain service stations may be under construction as of Closing.  These service stations shall be identified by Purchaser within five (5) days after the Effective Date.  Seller may, but is not required to, assign to Purchaser and allow Purchaser to assume Seller’s rights in these projects upon mutually agreeable terms.

2.8              Exclusions from Transfer.  Notwithstanding the other provisions of this Article II, the Purchased Assets shall not include any of Seller’s proprietary equipment, intangible property, accounts receivable or notes receivable (other than with respect to notes evidencing or collateral securing Reimbursement Agreements assigned to Purchaser pursuant to Section 2.5.4), including without limitation, the following:

2.8.1           Back Office System.  Seller’s back office computer systems and software (“Back Office System” or “BOS”) contain proprietary information and are not included in the real and personal property subject to transfer under this Agreement.  Seller’s BOS will be removed from the Company-Operated Retail Properties by Closing.  Purchaser shall arrange for Purchaser’s own computer hardware and software, as needed, to replace Seller’s BOS.  Except as set forth in Section 16.2, installation of Purchaser’s computer hardware and software shall occur after Closing.

2.8.2           Intellectual Property.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not transfer or license any right, title or interest in any Trademark, other Intellectual Property, or any related rights held, licensed or used by Seller or its Affiliates.  Seller makes no representation as to Purchaser’s right to operate under the Intellectual Property rights of others, and this Agreement will in no way be construed as, or deemed to be, an inducement to Purchaser to infringe any such Intellectual Property rights.  Seller will not be required to obtain licenses for Purchaser relating to any third party Intellectual Property.  Any agreement between the Parties with respect to any Seller intellectual property rights shall be set forth only in the Brand Fee Agreement.

2.8.3           Leased Equipment.  Purchaser acknowledges that, unless transferred to Purchaser pursuant to Section 2.5.2 and absent an agreement with Seller’s vendor to the contrary, this transaction does not include the sale or use of any leased equipment at the Properties and agrees to allow Seller’s vendors up to thirty (30) days’ access after the Closing Date to remove any such equipment.

ARTICLE III
PURCHASE PRICE

3.1              Amount.  The Purchase Price to be paid by Purchaser for the transfer and sale by Seller of the Purchased Assets (other than Inventory and cash on hand, payments for which are addressed separately in this Agreement) is Two Hundred Million U.S. Dollars ($200,000,000.00 USD), payable in accordance with Sections 3.2 and 3.3.  Purchaser’s apportionment of the Purchase Price among and for each Property and Dealer-Owned Service Station is reflected in the attached Exhibit A-4.

3.1.1           Seller’s Allocation of Apportioned Purchase Price.  Seller will establish the allocation of Purchaser’s apportioned Purchase Price for each Property no later than ten (10) days after the Effective Date.  Seller’s allocation will include all Personal Property and Equipment under this Agreement.  Purchaser’s apportionment and Seller’s allocation will be used to:

(i)        establish insurance amounts for the title insurance commitments and owner’s policies (using only the apportioned Purchase Price allocated to land);

(ii)       prepare the Closing statements and escrow instructions;

(iii)      prepare affidavits of value and transfer tax returns (to the extent permitted by applicable law, using only the apportioned Purchase Price allocated to land, with respect to real estate transfer tax returns); and

(iv)      calculate recordation taxes and recordation fees, if applicable (to the extent permitted by applicable law, using only the apportioned Purchase Price allocated land).

Such allocation shall be (a) used to establish any reduction in the Purchase Price due to the removal of any Property or Dealer-Owned Service Station from the contemplated transaction pursuant to the provisions of this Agreement, and (b) shall be in the form of Exhibit A-4.  Seller and Purchaser agree that none of the apportioned Purchase Price or allocation figures that may be set forth in Exhibit A-4 are established necessarily for tax purposes or for financial or accounting purposes but rather to establish Purchaser’s apportionment of the Purchase Price for each Property and Dealer-Owned Service Station and Seller’s allocation thereof among land, improvements and equipment.  For federal income tax purposes, the Purchase Price of the Purchased Assets shall be allocated among the Purchased Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended.  Not later than 30 days after the Inventory Reconciliation, Purchaser will provide EMC and EMOC with completed Forms 8594 prepared in a manner consistent with the apportioned Purchase Price set forth in Exhibit A-4 and the Purchase Price allocable to the inventory and cash on hand.  Seller acknowledges that Purchaser will report for federal income tax purposes and file federal income tax returns in a manner consistent with the allocations shown on the Forms 8594 provided to Seller.

3.2              Method of Payment.  No later than three (3) Business Days before the Final Closing Date (or such other date as may be agreed to by Seller), Purchaser shall pay into escrow, or shall cause to be paid into escrow, the Purchase Price minus (a) the principal amount of Deposit actually held in the Escrow Account or secured by an acceptable letter of credit as of the date of Purchaser’s payment into escrow of the balance of the Purchase Price, and (b) an amount equal to fifty percent (50%) of the filing fees under the Hart-Scott-Rodino Act actually paid by Purchaser pursuant to Section 2.6.  This payment shall include both Purchaser’s non-financed and financed portions of the Purchase Price and shall be made at the office of the Title Company by wire transfer of immediately available funds to an interest bearing account designated by the Title Company (the “Escrow Account”).

3.2.1           Interest Credit.  Provided Purchaser causes the Purchase Price to be paid into the Escrow Account in the manner described in Section 3.2, and Closing is not delayed by Purchaser or its lender beyond the Final Closing Date, then Purchaser will receive at Closing from the Escrow Account an interest credit on the balance of the Purchase Price paid into the Escrow Account pursuant to Section 3.2 for the three (3) days of deposit into escrow (the “Interest Credit”).  The Interest Credit is to be calculated by using the London Interbank Offered Rate (“LIBOR”) for three (3) months as published by the Wall Street Journal on the fourth (4th) Business Day before the Closing Date.

3.2.2           Closing.  At Closing and before the documents to be recorded have, in fact, been recorded, the Title Company shall release to Seller all funds within the Escrow Account, minus (subject to the final sentence of this Section 3.2.2) (a) the aggregate amount of interest earned on the funds within the Escrow Account as of the Closing Date, and (b) an amount equal to the Interest Credit, and Seller shall draw down on any letters of credit to the extent securing any Deposit.  After Seller confirms to the Title Company its receipt of funds from the Escrow Account and all other amounts due from Purchaser pursuant to the terms of this Agreement (including, without limitation, payments for Inventory), the remaining funds within the Escrow Account shall be released to Purchaser.  Notwithstanding the foregoing, if the Closing is delayed beyond the Final Closing Date due to actions or inactions attributable to Purchaser, then neither the actual interest earned nor the Interest Credit will be due to Purchaser, and at Closing all amounts within the Escrow Account will be released to Seller.

3.3              Deposits.

3.3.1           Escrow Account.  All deposits referenced in this Section 3.3 and the Extension Period Deposit referenced in Section 5.3 shall be delivered by wire transfer in immediately available funds to the Escrow Account or pursuant to an irrevocable and unconditional letter of credit securing the Deposits in favor of Seller as beneficiary from a banking institution and in a form and substance, acceptable to Seller in its sole discretion.  Any such letter of credit will: (a) be payable to Seller on sight in partial or full draws; (b) be assignable by Seller to a beneficiary other than Seller, at Seller’s request, without any cost to Seller; and (c) have an initial expiration date no sooner than one (1) year after the Closing Date.  At least thirty (30) days prior to any expiration or cancellation of the letter of credit, Purchaser shall deliver a renewal or replacement letter of credit to Seller.  For the avoidance of doubt, Purchaser’s failure to deliver a renewal or replacement letter of credit to Seller shall constitute a Default under this Agreement.  Any and all fees or costs charged by the issuer in connection with any such letter of credit shall be paid by Purchaser.  Any funds delivered by wire transfer shall be held and disbursed pursuant to the escrow agreement among the Title Company, Seller and Purchaser, a copy of which is attached as Exhibit G (the “Escrow Agreement”).  This Agreement and the Escrow Agreement shall be signed simultaneously by Purchaser and returned to Seller.  Seller will execute the Escrow Agreement upon receipt thereof and will forward the same to the Title Company for its execution.

3.3.2           Signing Deposit.  Upon Purchaser’s execution of this Agreement, Purchaser shall deposit Two Hundred and Fifty Thousand U.S. Dollars ($250,000.00 USD) into the Escrow Account as the Signing Deposit or provide an acceptable letter of credit securing such amount.  If this Agreement is terminated prior to Closing, the Signing Deposit shall be released in accordance with Section 3.3.4.  If Purchaser proceeds to Closing, the Signing Deposit shall be released in accordance with Section 3.2.2.

3.3.3           Earnest Money Deposit.  Within five (5) Business Days after the Effective Date, Purchaser shall deposit the Initial Earnest Money Deposit into the Escrow Account or provide an acceptable letter of credit securing such amount.  On the first Business Day following the end of the Inspection Period, Purchaser shall deposit the Final Earnest Money Deposit into the Escrow Account or provide an acceptable letter of credit securing such amount.  If this Agreement is terminated prior to Closing, the Earnest Money Deposit shall be released in accordance with Section 3.3.4.  If Purchaser proceeds to Closing, the Earnest Money Deposit shall be released in accordance with Section 3.2.2.

3.3.4           Release of Deposit upon Termination.  If this Agreement is terminated prior to Closing, the Deposit (including through any necessary letter of credit draws), or the Signing Deposit portion thereof, shall be released as set forth below.  In the event that the Deposit, or relevant portion thereof, is released to Purchaser pursuant to paragraphs (v), (viii), (ix), (x), (xi), or (xii) below, in addition to such release, Seller shall pay to Purchaser an amount equal to fifty percent (50%) of the filing fees under the Hart-Scott-Rodino Act actually paid by Purchaser pursuant to Section 2.6.

(i)        Upon Seller’s termination of this Agreement pursuant to Section 13.1.2(a), due to Purchaser’s Default under this Agreement, the Deposit shall be released to Seller;

(ii)       Upon Seller’s termination of this Agreement pursuant to Section 13.1.2(d), resulting from the failure of any of the Conditions Precedent contained in Article XII to have been satisfied, the Deposit shall be released to Seller;

(iii)      Upon Seller’s termination of this Agreement pursuant to Section 5.3.3 or Section 7.2.1, due to Purchaser’s failure to close on all of the Properties, the Deposit shall be released to Seller;

(iv)      Upon Purchaser’s termination of this Agreement pursuant to Section 3.4, in relation to Purchaser’s financing, the Deposit shall be released to Seller;

(v)       Upon either Party’s termination of this Agreement pursuant to Section 2.6, due to a failure to receive any required approval under the Hart-Scott-Rodino Act, or pursuant to Section 2.5.1, due to the existence of litigation arising out of the attempted assignment of the PMPA Franchise Agreements or the contemplated execution of the Brand Fee Agreement, the Signing Deposit shall be released to Seller and the balance of the Deposit shall be released to Purchaser;

(vi)      Upon Purchaser’s termination of this Agreement pursuant to Section 13.1.3(a) during the Inspection Period, the Deposit shall be released to Seller;

(vii)     Upon Seller’s termination of this Agreement pursuant to Article VII due to Purchaser’s failure to execute required documentation prior to Closing, the Deposit shall be released to Seller;

(viii)    Upon the Parties’ mutual agreement to terminate this Agreement pursuant to Section 13.1.1, the Deposit shall be released to Purchaser;

(ix)      Upon Seller’s termination of this Agreement pursuant to Section 13.1.2(b), due to a change in law or circumstances after the Effective Date that results in a material impairment of the benefit of this Agreement to Seller, the Deposit shall be released to Purchaser;

(x)       Upon Seller’s termination of this Agreement pursuant to Section 13.1.2(c), due to the prevention or prohibition of the contemplated transaction due to any law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority  (other than any such law, injunction, judgment or ruling enacted pursuant to the Hart-Scott-Rodino Act), the Deposit shall be released to Purchaser;

(xi)      Upon Purchaser’s termination of this Agreement pursuant to Section 13.1.3(b), resulting from the failure of any of the Conditions Precedent contained in Article XII to have been satisfied, the Deposit shall be released to Purchaser; or

(xii)     Upon Seller’s termination of this Agreement pursuant to Section 17.2, due to Seller’s determination to withdraw the marketing of Branded Fuels in any geographic area in which a Property is located (a “Market Withdrawal”), the Deposit shall be released to Purchaser.

3.4              Financing.  The transaction contemplated by this Agreement is contingent on Purchaser obtaining a binding, unconditional financing commitment satisfactory to Purchaser prior to the end of the Inspection Period.  In the event that Purchaser is unable to obtain a binding, unconditional financing commitment by such date, Purchaser shall promptly notify Seller and Purchaser may terminate this Agreement upon three (3) days written notice, whereupon the Deposit shall be released in accordance with Section 3.3.4.  Purchaser shall deliver to Seller a true and complete copy of its financing commitment prior to the end of the Inspection Period.

ARTICLE IV
FUTURE BUSINESS

4.1              Motor Fuel Volume.

4.1.1           Branded Fuel.  Purchaser shall sell certain Branded Fuel from the Properties for at least fifteen (15) years after the Closing Date.  Purchaser shall enter into the Brand Fee Agreement for the sale of Branded Fuel at the Properties, with such agreement having an initial period of fifteen (15) years after the Closing Date.  Purchaser acknowledges that from and after the Closing Date Seller, in its sole discretion, may execute other brand fee agreements substantially similar to the Brand Fee Agreement with third-parties in the same market or geographic area as Purchaser.

4.1.2           Liquidated Damages.  Purchaser agrees that it and its franchise dealers shall sell from the Properties certain Branded Fuel during the 15-year obligation described above.  Purchaser acknowledges that (a) such sale expectation is reasonably based on historical sales from the Properties and its expected development of the markets covered by the Brand Fee Agreement; and (b) in the event that the Brand Fee Agreement is terminated, Purchaser shall pay to EMOC, as liquidated damages, the amount calculated pursuant to Exhibit FF.

4.1.3           Market Withdrawal.  Notwithstanding the forgoing, Purchaser will not be subject to liquidated damages for any termination of the Brand Fee Agreement if such termination is a result of a Market Withdrawal.  While Seller has no current marketing plan to cease marketing Branded Fuels in the areas in which the Properties are located, Purchaser acknowledges that Seller continually reviews its areas of operation and therefore, Seller cannot and does not by this Agreement make any representation or warranty that Seller will continue in the future to market Branded Fuels in any or all of the geographic areas in which the Properties are located.  A Market Withdrawal will be effective only with respect to the Properties in the geographic area(s) in which Seller has determined to withdraw the marketing of Branded Fuels.

4.2              Convenience Store Branding.

4.2.1           CODO and DOSS Properties.  Some of the Company-Owned Dealer-Operated Properties and Dealer-Owned Service Stations to be listed on Exhibit L include convenience stores operated under the On the Run brand and are subject to On the Run Franchise Agreements executed by the related dealers which agreements were assigned to TMC Franchise Corporation by Seller.  Purchaser shall have no rights to On the Run franchise revenues or any obligations to satisfy any On the Run franchisor requirements.

4.2.2           On the Run CORS Properties.  Purchaser hereby acknowledges that Seller will, after the Effective Date, provide TMC Franchise Corporation or an affiliate thereof, in its capacity as owner of the On the Run franchise and related rights, with Purchaser’s contact information.  Such information is provided to allow TMC Franchise Corporation the opportunity to initiate discussions with Purchaser regarding On the Run branding and franchise opportunities at the On the Run CORS Properties.

4.3              Tank Upgrades.  Purchaser agrees to the complete the upgrade of the existing underground tank system at the Properties described on Exhibit CC within the time periods set forth on such Exhibit.  Purchaser shall perform all work required to ensure that the systems at the identified Properties meet or exceed applicable laws and regulations, including, (a) with respect to Site 11814 and Site 12005 listed on Exhibit CC, at a minimum, the complete removal of all existing Tanks and lines and replacement with (i) double wall tanks and double wall product piping, (ii) secondary containment for the submersible pumps and island dispensers, and (iii) double wall spill buckets for fill and vapor connections, and (b) with respect to Site 15965 listed on Exhibit CC, at a minimum, the removal of all single wall product lines, sumps and spill buckets and replacement with (i) double wall product piping, (ii) secondary containment for submersible pumps and island dispensers, and (iii) double wall spill buckets for fill and vapor connections (collectively, the “Upgrades”).  At Closing, Seller shall put in escrow with the Title Company from the Purchase Price the aggregate of all the individual sums shown on Exhibit CC for the Properties listed (the “Upgrade Amount”) to be held by the Title Company pursuant to an Upgrade Escrow Agreement, a form of which is attached as Exhibit DD hereto, executed at Closing until such time as the Upgrades at a Property have been completed to Seller’s satisfaction. Upon completion of the required Upgrades for a Property, Purchaser shall deliver to Seller notice that the Upgrades have been completed at such Property together with a copy of the registration for new tanks for the Property required under applicable law. Seller shall have the right to inspect any such Property to confirm to its satisfaction that the Upgrades have been successfully completed.  In the event that Seller confirms to its satisfaction that such Upgrades have been completed by Purchaser, Seller shall notify the Title Company of the same and the Title Company shall release to Purchaser the Upgrade Amount applicable to such Property as shown on Exhibit CC.  In the event that Purchaser fails to timely complete the Upgrades at a Property, Seller, to the extent permitted by applicable law, shall have the right, but not the obligation, upon thirty (30) days notice to access such Property in order, to the extent permitted by applicable law, to (1) demolish any tanks and lines at such Property and backfill any resulting hole with pea gravel, or (2) perform the work required under this Section 4.3. In the event that Seller elects to take any action set forth in clauses (1) or (2) above, then upon completion of said work, Seller shall have the right to request that the Title Company release to Seller from escrow the Upgrade Amount for such Property.  Purchaser shall not assign, convey or transfer, whether directly or indirectly, any Property identified on Exhibit CC prior to the completion of the Upgrades for such Property.  If Purchaser determines to replace or upgrade the underground system at any Property not listed on Exhibit CC following the Closing Date, Purchaser shall, at a minimum, perform such replacement or upgrade to meet or exceed applicable laws and regulations, including performing all Upgrades at such Property.

4.4              Purchaser’s PMPA Obligations.

4.4.1           Obligations at Closing.  Subject to Section 2.5.1 hereof, at Closing EMOC will assign to Purchaser the PMPA Franchise Agreements.  Purchaser will assume all of EMOC’s rights and obligations arising from and after the Closing Date under the PMPA Franchise Agreements assigned by EMOC to Purchaser, the PMPA, and any other applicable law, as the same relate to such PMPA

Franchise Agreements.  EMOC makes no representation or warranty regarding EMOC’s compliance with PMPA matters or the accuracy, enforceability, or completeness of any franchise document or information.

4.4.2           Obligations following Closing.  Before the stated expiration date of each PMPA Franchise Agreement assigned by EMOC to Purchaser, Purchaser will, in good faith and in the normal course of business, offer each franchisee an agreement for the supply of Branded Fuel, unless such franchisee previously has been properly terminated or non renewed for any reason permitted by the PMPA or properly non renewed pursuant to 15 USC 2802(b)(3)(A).  Franchise agreements offered by Purchaser to the franchisees will be offered in accordance with the PMPA and will comply in all respects with all applicable provisions of the PMPA, the Brand Fee Agreement and any applicable state law.

4.4.3           Seller’s Market Withdrawal.  For the avoidance of doubt, nothing in this Agreement shall be construed to limit Seller’s right to implement a Market Withdrawal in accordance with the provisions of the PMPA and all such rights are expressly reserved.

ARTICLE V
SURVEY, TITLE AND CERTAIN DILIGENCE MATTERS

5.1              Surveys.  Within ten (10) days after the Effective Date, Seller shall deliver three (3) sets of completed Surveys to Purchaser and one (1) set of completed Surveys to the Title Company.  Purchaser shall reimburse all fees, costs and expenses incurred by Seller in connection with the Surveys pursuant to Section 6.4.2.  Simultaneous with delivery of the completed Surveys, the surveyor’s legal descriptions will be provided to Seller and the Title Company as a Microsoft Word document.

The Survey for any Property will incorporate the location of all highways, streets, roads, railroads, rivers, creeks or other water courses, fences, easements, rights-of-way and other encumbrances or encroachments on or adjacent to the Property, including all of the title matters shown on the title commitments provided for in Section 5.2.  The Survey will: (a) define the Property in square feet; (b) provide a legal description of the Property; (c) contain the North directional arrow at the top of the Survey; and (d) include certification of the Survey’s accuracy in the form required by the Title Company for issuance of the ALTA owner’s title insurance policy, as provided for in Section 5.4.

Any survey agreement entered into pursuant to Section 5.1 will provide that, at no cost to Seller, the Survey will remain the property of Seller in the event Closing does not occur and, in such event, Purchaser shall forfeit any and all rights to the Survey.

5.2              Title Commitments.  On or before the Effective Date, Seller will post preliminary title commitments for each of the Properties to the Virtual Data Room, and within five (5) days after the Effective Date, will deliver or cause the Title Company to deliver to Purchaser electronic copies of the preliminary title commitments together with copies of all exception documents noted therein for each of the Properties.

5.3              Inspection Period.  Purchaser shall have a period commencing on the Effective Date and ending sixty (60) days after the Effective Date (the “Inspection Period”), within which to inspect and perform its due diligence with respect to the transactions described in this Agreement, including all environmental due diligence as set forth in Section 7.2.  At the end of the Inspection Period, Purchaser

may, at its option, extend the Inspection Period for an additional thirty (30) days by paying Seller, by wire transfer and in immediately available funds, the Extension Period Deposit.

5.3.1           Disclaimer of Documentation.  Notwithstanding any documents Seller may provide Purchaser pursuant to the terms of this Agreement, Purchaser is advised to conduct such due diligence, including all environmental due diligence as set forth in Section 7.2, as it deems appropriate during the Inspection Period.  Any such documentation, including, without limitation, the Baseline Report, is provided by Seller as a convenience only without representation or warranty and not in substitution for Purchaser’s own due diligence review.

5.3.2           Objections.  Subject to Section 5.3.3, if Purchaser has any objections to matters shown on the Surveys or the preliminary title commitments provided pursuant to Section 5.2, which matters materially impair the operation or use of a Property in a manner that is not consistent with Seller’s current operations of the Properties (“Objections”), Purchaser shall, prior to the end of the Inspection Period, notify Seller of its Objections.  Purchaser shall be deemed to have waived (a) any Objections not asserted by Purchaser prior to the end of the Inspection Period; and (b) any and all claims and/or causes of action against Seller for damages or any other remedies related in any manner, directly or indirectly, to any and all defects in and/or exceptions to title to the Properties that are not otherwise the subject of any Objection.

5.3.3           Attempt to Cure.  If Purchaser notifies Seller of Objections in accordance with Section 5.3.2, Seller will have the option, in its sole discretion, to cure such Objections prior to Closing.  If Seller elects to cure such Objections, Seller will use commercially reasonable efforts in this regard; provided, however, that Seller shall have no obligation to expend any money in order to cure an Objection.  If Seller elects not to cure an Objection, or if Seller undertakes to cure an Objection but then determines that cure is not reasonably achievable, then Seller will give notice of the same to Purchaser not later than thirty (30) days after the end of the Inspection Period.  Upon such notice from Seller, Purchaser will have ten (10) days to either (a) waive the Objection and accept title to the Property subject to such Objection, and Purchaser shall be deemed to have waived any and all claims and/or causes of action against Seller for damages or any other remedies related in any manner, directly or indirectly, to any and all defects in and/or exceptions to title to the Property; or (b) terminate this Agreement as to the Property in question by providing Seller with written notice.

If Purchaser elects to terminate this Agreement as to a Property in question, the transaction will proceed and the Purchase Price will be adjusted accordingly based on the allocations identified on Exhibit A-4.  If notice of termination under this Section is given for more than five (5) Properties, Seller may give notice of termination of this transaction as to all Properties whereupon Purchaser shall have five (5) days to waive the Objections involved or this transaction shall automatically terminate and the Deposit will be distributed in accordance with Section 3.3.4.

5.4              Title Insurance Policies.  At Closing, Purchaser shall obtain a title insurance policy from the Title Company for each Property conveyed and transferred to Purchaser under this Agreement.  Each title insurance policy will insure marketable title to such Property, subject only to the Permitted Encumbrances, and be in the amount determined pursuant to Section 3.1 (solely with respect to the land value therein).

5.5              Conveyance of Title.  At Closing, Seller will convey title to the Fee Properties by Deed to Purchaser.  Purchaser and Seller agree that title to each Property will be transferred subject to the following (collectively, the “Permitted Encumbrances”):

(i)               The lien for real property taxes for the current year provided the same are not due and payable prior to or as of the Closing Date, and any liens for special assessments which as of the Closing Date are not due and payable;

(ii)              all matters disclosed in the title commitments or Surveys delivered pursuant to Sections 5.1 and 5.2 that are approved, accepted, waived, or otherwise not objected to by Purchaser in accordance with Section 5.3;

(iii)             all laws, ordinances, statutes, orders and regulations to which the Property is subject, including, without limitation, all building, and zoning ordinances, laws and regulations and all Environmental Laws, including, but not limited to, any notices of violations or non-compliance citations;

(iv)             any matters or circumstances that a new or updated survey or physical inspection of the Property might disclose; provided, however, that Seller shall not permit any new encumbrances, liens or easements to be recorded after the expiration of the Inspection Period;

(v)              all existing leases and/or rights of any subtenant or licensee of Seller occupying any Property on the Closing Date; and

(vi)             all Engineering and Institutional Controls.

ARTICLE VI
CLOSING

6.1              Closing; Closing Date.  The Closing, consisting of the Parties’ execution and delivery of all the documents referred to in this Agreement, including, but not limited to, Seller’s delivery of the Deeds, the Assignment of Leases, the Assignment of PMPA Franchise Agreements, the Assignment and  Assumption Agreement, and the Bills of Sale, will take place at Seller’s offices located at 3225 Gallows Road, Fairfax, Virginia 22037, or at another mutually agreed upon location.  Closing will occur on the Final Closing Date or, if earlier, on the date that is three (3) Business Days following the satisfaction or waiver of all of Conditions Precedent; provided that, if all of the Conditions Precedent have not been satisfied or waived as of the Final Closing Date, Seller may, but is not obligated to, extend the Final Closing Date to such date as it may deem appropriate.  Purchaser and Seller agree to conduct a pre-closing seven (7) days before Closing with the Title Company in Fairfax, Virginia, or another mutually agreed upon location.  The pre-closing is intended to ensure that all documents and other closing items required under this Agreement have been delivered, or will be delivered, to the Title Company so that Closing may occur as scheduled.  Notwithstanding the foregoing, the Parties agree that Closing may be conducted in whole or in part through the Title Company serving as escrow agent and by overnight mail and federal funds wires, in which case the pre-closing may be conducted in the same manner.

6.2              Seller’s Responsibilities at Closing.

6.2.1           Fee Properties.  At Closing, Seller will deliver to the Title Company and Purchaser a Deed duly executed and acknowledged by Seller for each of the Fee Properties.  The Deed for each Fee Property will contain the legal description of the respective Property provided by the Survey.

6.2.2           Lease Properties.  At Closing, Seller will deliver to the Title Company and Purchaser an Assignment of Leases duly executed by Seller for the Lease Properties.

6.2.3           Personal Property and Equipment.  At Closing, Seller will deliver to the Title Company and Purchaser Bills of Sale duly executed by Seller for all Personal Property and Equipment sold as part of this transaction.

6.2.4           PMPA Franchise Agreements.  At Closing, EMOC will deliver to the Title Company and Purchaser an executed Assignment of PMPA Franchise Agreements.

6.2.5           Other Agreements and Liabilities.  At Closing, Seller will deliver to the Title Company and Purchaser an executed Assignment and Assumption Agreement.

6.2.6           Corporate Authority.  At Closing, Seller will deliver to the Title Company and Purchaser certificates of incumbency and evidence of corporate authority with respect to the execution of this Agreement and all documents required by this Agreement, in such form and content as the Title Company reasonably may require.

6.2.7           Brand Fee Agreement.  At Closing, EMOC will deliver to the Title Company and Purchaser an executed Brand Fee Agreement.

6.2.8           Other Closing Documents.  At Closing, Seller will deliver all other standard closing documents as may be required by state, federal or local authorities, including W-9 forms, and a certificate of non-foreign status.

6.3              Purchaser’s Responsibilities at Closing.

6.3.1           Purchase Price.  At Closing, Purchaser shall pay the Purchase Price by causing it to be released from the Escrow Account (or authorizing Seller to draw down any letter of credit securing a Deposit) in accordance with the terms of this Agreement and will pay or cause to be paid any other amounts owed to Seller under this Agreement, including, without limitation, those amounts contemplated by Sections 2.4, 2.5.4, and 2.6.

6.3.2           Fee Properties.  At Closing, Purchaser will deliver to the Title Company and Seller a Deed, duly executed and acknowledged by Purchaser, for each of the Fee Properties.

6.3.3           Lease Properties.  At Closing, Purchaser will deliver to the Title Company and Seller an Assignment of Leases duly executed by Purchaser for the Lease Properties.

6.3.4           Personal Property and Equipment.  At Closing, Purchaser will deliver to the Title Company and Seller executed Bills of Sale duly executed by Purchaser.

6.3.5           PMPA Franchise Agreements.  At Closing, Purchaser will deliver to the Title Company and EMOC an executed Assignment of PMPA Franchise Agreements duly executed by Purchaser.

6.3.6           Other Agreements and Liabilities.   At Closing, Purchaser will deliver to the Title Company and Seller an executed Assignment and Assumption Agreement.

6.3.7           Environmental and Tank Transfer Documents.  At Closing, Purchaser will deliver or will have delivered to the Title Company and Seller: (a) documentation required by Governmental Authorities necessary to transfer Tanks in accordance with Article XV and Remediation Activities in accordance with Section 7.3.1 duly executed by Purchaser; (b) a release of liability for the environmental condition of the Properties in the form of Exhibit Q; and (c) a notification letter directed to the appropriate Governmental Authority advising such Governmental Authority of the transfer of responsibility for the environmental condition of the Properties in the form of Exhibit R, all as set forth in Article VII.

6.3.8           Corporate Authority.  At Closing, Purchaser will deliver to the Title Company and Seller certificates of incumbency and evidence of corporate authority, for the execution and delivery of this Agreement and all documents required by this Agreement, in such form and content as the Title Company reasonably may require.

6.3.9           Business Licenses and Permits.  Purchaser will deliver to Seller a duly executed certificate confirming that it possesses all necessary licenses, certificates, variances and permits necessary to use, occupy or operate any of the Properties.

6.3.10         Tax Exemption Certificates.  Purchaser will provide Seller with properly completed exemption certificates or current license numbers for any tax from which Purchaser claims exemption.  If Purchaser fails to provide the appropriate exemption certificate or license numbers, Seller shall invoice Purchaser for the tax, and Purchaser shall pay the tax as invoiced.

6.3.11         Brand Fee Agreement.  At Closing, Purchaser will deliver to the Title Company and Seller an executed Brand Fee Agreement.

6.3.12         Other Closing Documents.  Purchaser will deliver all other standard closing documents as may be required by the Title Company or state, federal or local authorities.

6.4              Closing Costs.

6.4.1           Property Taxes; Rents; Assessments; Utilities.  Any general real estate or personal property taxes, rents, and special taxes or assessments for the then current year relating to the Properties will be prorated as of the Closing Date and adjusted at Closing.  If Closing occurs before taxes are finalized for the then current year, the tax apportionment at Closing will be based on the latest tax rate as applied to the latest assessed valuation of the Properties.  The Title Company and Seller will collect from Purchaser at Closing, and the Title Company shall pay out of the collected funds, all sales taxes applicable to the Personal Property and Equipment transferred to Purchaser under this Agreement.  All utilities and other pre-paid expenses, customarily adjusted for commercial real estate closings conducted in the Property’s jurisdiction, will be adjusted as of the Closing Date.  In the event that collected funds are insufficient to pay all such expenses, Purchaser promptly shall pay the same and provide proof of payment to the Title Company and Seller.  If a balance remains with the Title Company after all amounts due under this Section 6.4.1 are paid by the Title Company, the Title Company shall refund the balance to Purchaser.

6.4.2           Surveys; Title Insurance; Taxes.  Seller will pay for the cost of the title commitments (subject to the following sentence) as well as recording fees and transfer taxes customarily due from a seller on the transfer of property in the Property’s jurisdiction as of the Closing Date, exclusive of any transfer taxes imposed with respect to any mortgage or deed of trust placed on the Properties as part of Purchaser’s financing of the acquisition of the Properties and other traditional purchaser costs.  Purchaser shall pay for any additional costs, fees or expenses of the Title Company to issue any extended coverage, the costs of any title endorsements requested by Purchaser, any lender coverage, the Survey for each Property as well as all costs associated with title insurance premiums and/or with any mortgage(s) and transfer of Personal Property and Equipment including, but not limited to, transfer taxes, and recording fees customarily due from a transferee, and any and all sales taxes, excise taxes, UCC search fees and UCC filing fees.  Each Party shall pay fifty (50%) percent of any costs charged by the Title Company for escrow services.

6.4.3           Other Closing Costs.  Each Party will bear its own fees, costs and expenses associated with the contemplated transaction, including attorneys’ fees, appraisal, brokerage, consulting and/or due diligence costs, and any other related fees and expenses.

6.4.4           Bulk Sales Compliance.  For Properties located in jurisdictions imposing a bulk transfer law on the transfer of Inventory, Purchaser and Seller will cooperate with each other so as to allow Seller or Purchaser, as applicable, to submit and complete in a timely fashion all Bulk Sale notices and filings, to the extent necessary to comply with such law.

ARTICLE VII
ENVIRONMENTAL MATTERS

7.1              Definitions.

7.1.1           Baseline Report means collectively those  environmental documents or reports for the Properties that have been posted by the Seller to the Virtual Data Room on the thirtieth (30th) day after the end of the Inspection Period at 12 noon Eastern Standard Time.

7.1.2           Contamination means the presence, whether known or unknown, at, on, under, originating or migrating from any Property of any chemical, compound, material, substance or other matter that: (a) is a flammable, corrosive, explosive, hazardous, toxic or regulated material, substance or waste, or other injurious or potentially injurious material, whether injurious or potentially injurious by itself or in combination with other materials; or (b) is controlled, designated in, regulated or governed by any Environmental Law. “Contamination” also shall include any increase in Contamination.

7.1.3           Engineering and Institutional Controls means those restrictions and requirements imposed or permitted by Seller or any Governmental Authority with respect to activities on and/or the use of the Properties, including, without limitation, easements, paving caps, engineered barriers, groundwater restrictions, activity and use limitations or restrictions pursuant to applicable state law including, without limitation, M.G.L. c. 21E, § 6 and 310 C.M.R. 40.1000; 40.1012 et seq. in Massachusetts, N.H. Rev. Stat. Ann. Section 147-F:15 and N.H. Code Admin. R. Ann. Env-Or 601.01,

602.01 and 608 et seq. in New Hampshire, and Rhode Island Gen. Laws Title 23, Chap. 19.1 and Rhode Island Department of Environmental Management Rules and Regulations for the Investigation and Remediation of Hazardous Material Releases, § 8.09; Appendix G in Rhode Island, environmental land use controls, restrictive covenants, well drilling prohibitions, zoning restrictions, special building permit requirements, deed notices, and registration of sites containing Contamination.

7.1.4           Environmental Law or Environmental Laws means any and all federal, state, or local laws, statutes, ordinances, rules, decrees, orders, or regulations relating to the environment, hazardous substances, materials, or waste, toxic substances, pollutants, or words of similar import, or environmental conditions at, on, under, or originating or migrating from any Property, or soil, water and groundwater conditions, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq., the Clean Air Act, as amended, 42 U.S.C. § 1857, et seq., the Federal Water Pollution Control Act, as amended, 42 U.S.C. § 1251, et seq., the Federal Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., any amendments to the foregoing, and any similar federal, state or local laws, statutes, ordinances, rules, decrees, orders or regulations.  To the reasonable knowledge of Seller, Seller has provided Purchaser with all consent decrees applicable to the Properties currently in its possession.

7.1.5           Environmental Liabilities means any and all obligations, responsibilities, Claims and liabilities, whether under any Environmental Law or otherwise, with respect to Contamination or Seller’s or Purchaser’s compliance with Environmental Laws at the Properties.

7.1.6           Government Reimbursement Fund means a fund administered by a Governmental Authority responsible for considering and issuing reimbursement for certain eligible Remediation Activities at the Properties.

7.1.7           Governmental Authority means any governmental (federal, state, local or other), regulatory, judicial, or other competent authority, including without limitation, an authority responsible for the administration or collection of any tax; a body or self-regulating entity responsible for the administration of Environmental Laws, including, with respect to remediation, Remediation Activities, and determining NFA Status in Massachusetts, a Licensed Site Professional licensed under M.G.L. c. 21A, § 19 et seq.; a body or self-regulating entity responsible for any or all parts of the energy sector; and a body or self-regulating entity responsible for planning and related legislative activities. “Governmental Authority” includes any person appointed by any of the foregoing to carry out an investigation or an inquiry.

7.1.8           No Further Action Status or NFA Status means either (i) a written determination received from the Governmental Authority having jurisdiction over the Properties or Remediation Activities that no further remedial activities are required to meet applicable industrial/commercial clean-up standards (excluding periodic monitoring) under applicable Environmental Laws; or (ii) when all necessary remedial activities have been completed to meet applicable industrial/commercial clean-up standards pursuant to a remedial investigation, remediation or other environmental response workplan approved by the appropriate Governmental Authority if the applicable Environmental Laws do not provide for such a  written determination.  If Purchaser is unable to achieve (i) or (ii) above, only then No Further Action Status or NFA Status means when all necessary remedial activities have been completed under applicable Environmental Laws to meet applicable  industrial/commercial clean-up standards pursuant to a remedial investigation, remediation, or other environmental response workplan approved by the appropriate Governmental Authority if the Governmental Authority has unreasonably delayed or refused to provide such a written determination.

7.1.9           Remediation Activities means any site investigation, study, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (whether active or passive), natural attenuation, bioremediation, response, treatment, cleanup or abatement work, and operations and maintenance, whether on-site or off-site, of Contamination required to achieve NFA Status.

7.1.10         Remediation Consultant means one or more third-party consultants responsible for undertaking environmental assessments at the Properties prior to Closing, including without limitation, investigation of the Properties’ environmental condition.

7.1.11         Remediation Contractor or Remediation Contractors means one or more environmental engineering firms engaged by Purchaser to perform Remediation Activities.

7.2              Environmental Due Diligence.

7.2.1           Environmental Assessment. Seller has contracted for Phase I evaluations of the Properties, which will be made available to Purchaser in the Virtual Data Room upon completion.    Phase I protocols generally follow the ASTM E-1527-05 Standard.  Seller will provide Purchaser access to relevant environmental reports currently maintained by Seller’s third-party environmental consultants, including, but not limited to, soil and water studies for Properties with active environmental cases.  Seller will make information available through the Virtual Data Room.  Purchaser also may supplement the Seller’s Remediation Consultants’ efforts with additional environmental due diligence at Purchaser’s expense as provided in Section 7.2.2.

Seller reserves the right to undertake additional environmental testing and compliance examinations of the Properties, as Seller may desire, and undertake any work or corrective measures, at its option, prior to Closing. If Seller so elects, Seller will notify Purchaser, to the extent practicable, and provide Purchaser with a copy of any additional environmental assessments or other documentation concerning such work or corrective measures. Seller shall post a copy of the same to the Virtual Data Room.

In addition, Seller may, at its sole discretion, elect to remove any Property or Properties from this Agreement for environmental reasons, in which case the Purchase Price shall be adjusted in accordance with the allocations indentified on Exhibit A-4 for those individual Properties removed from the Agreement.

Prior to the expiration of the Inspection Period, Purchaser may elect to remove up to five percent (5%) of the Properties from this Agreement for environmental reasons, in which case the Purchase Price shall be adjusted in accordance with the allocations identified on Exhibit A-4 for those individual Properties removed from the Agreement.  If Purchaser provides notice of termination under this Section for more than five percent (5%) of the Properties, Seller may give notice of termination of this transaction as to all Properties whereupon Purchaser shall have five (5) days to identify no more than five percent (5%) of the Properties to remove from this Agreement or this transaction shall automatically terminate and the Deposit will be distributed in accordance with Section 3.3.4.

Seller and Purchaser each shall be responsible for paying their respective costs and expenses, including attorney’s fees and outside consultants’ fees, incurred during the described environmental investigation, testing and due diligence, as well as related activities, prior to Closing.

7.2.2           Environmental Due Diligence.  Purchaser will have access to the documents comprising the Baseline Report posted to the Virtual Data Room.  Seller may provide Purchaser various documentation prior to the execution of this Agreement, including, but not limited to environmental reports and any such documentation is provided as a convenience only without representation or warranty and not in substitution for Purchaser’s own due diligence review.  In addition, Purchaser may perform additional environmental testing at the Properties at its own expense during the Inspection Period.  If Purchaser elects to perform any additional environmental testing at the Properties, Purchaser shall notify Seller in writing and execute Seller’s Right of Access Agreement (set forth on Exhibit E-1) at least five (5) days in advance of the date that such additional environmental testing is to occur.  Any additional testing performed by Purchaser shall be completed, with results forwarded to Seller, not later than the end of the Inspection Period.

Purchaser’s entry upon the Properties for the purposes of any environmental assessment or testing shall be done at Purchaser’s sole risk and expense and shall be pursuant to the terms of Seller’s Right of Access Agreement and in strict compliance with Seller’s Subsurface Clearance “Drilling” Protocol (set forth on Exhibit E).  Purchaser also shall comply with any other legal requirements such as obtaining licenses, drilling permits, and other authorizations that may be necessary to conduct the desired activities.  Purchaser will obtain and provide to Seller the executed Notification of Consultant for Site Access Agreement, attached hereto as Schedule E-1B to Exhibit E-1, from all of Purchaser’s Remediation Consultants prior to such Remediation Consultants’ commencement of any work on the Properties.  Purchaser’s data may be added to the Virtual Data Room at Seller’s discretion.

7.2.3           Delivery of Data. Seller or its designee(s) will deliver the documents comprising the Baseline Report to the Virtual Data Room as such information is developed and becomes available.  A schedule of the contents available on the Virtual Data Room on the thirtieth (30th) day after the end of the Inspection Period at 12 noon Eastern Standard Time shall be attached to this Agreement as Schedule Q to Exhibit Q, and as of that date and time shall be deemed for all purposes to constitute the final Baseline Report.  The documents posted to the Virtual Data Room will be downloaded to electronic media for distribution to the Parties within thirty (30) days after the Effective Date and within thirty (30) days after the Closing Date.

7.2.4           No Warranty of Baseline Report. Purchaser understands and agrees that the Baseline Report does not include all of Seller’s files that may relate to the Properties, nor does Seller make any representation or warranty as to the accuracy or completeness of the documents comprising the Baseline Report.

7.2.5           Independent Verification of Baseline Report. At Closing, Purchaser shall acknowledge by its execution of Exhibit Q that it had an opportunity to conduct its own independent investigation regarding the environmental condition of the Properties and also had the opportunity for independent verification of the Phase I evaluations, the environmental condition of the Properties, and any other environmental-related information comprising the Baseline Report.

7.2.6           Acknowledgements and Assumption of Risk. PURCHASER SPECIFICALLY ACKNOWLEDGES THAT IT UNDERSTANDS THE PROPERTIES HAVE BEEN USED FOR COMMERCIAL PURPOSES INCLUDING THE STORAGE, DISTRIBUTION AND MARKETING OF MOTOR FUELS, PETROLEUM, PETROLEUM-BASED PRODUCTS AND OTHER CHEMICALS, AND THAT THE ENVIRONMENT, INCLUDING BUT NOT LIMITED TO, THE SOIL AND SUB-SOIL OF THE PROPERTIES AND THE SOIL, AIR, LAND, GROUNDWATER AND WATER ON, UNDER, NEAR OR ADJACENT  THERETO AND DRAINS, SEWERS, PIPES, WATER COURSES AND WATER TABLES AT, ON, UNDER OR IN THE VICINITY OF THE PROPERTIES MAY HAVE BEEN CONTAMINATED OR IMPACTED BY OIL OR OTHER CONTAMINATION. PURCHASER EXPRESSLY ACCEPTS AND ASSUMES ALL RISKS, WHETHER KNOWN OR UNKNOWN, ASSOCIATED WITH THE FOREGOING.

PURCHASER ACKNOWLEDGES THAT PURCHASER IS BEING GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTIES AND TO OBTAIN SATISFACTORY EVIDENCE OF THE CONDITION OF THE PROPERTIES FROM SOURCES OTHER THAN SELLER AND ITS AGENTS OR CONTRACTORS AND THAT PURCHASER WILL CONDUCT SUCH INSPECTIONS OF THE PROPERTIES AND REVIEW ALL MATTERS DETERMINED BY PURCHASER NECESSARY OR APPROPRIATE IN ORDER TO DETERMINE WHETHER THE PROPERTIES ARE SUITABLE FOR PURCHASER’S INTENDED USE.

PURCHASER EXPRESSLY ACKNOWLEDGES, AGREES, AND UNDERSTANDS THAT PURCHASER IS ACQUIRING RESPONSIBILITY FOR THESE PROPERTIES IN AN “AS IS, WHERE IS” NATURE, WITH ALL FAULTS AND DEFECTS, LATENT OR OTHERWISE, WITHOUT LIMITING THE “AS IS, WHERE IS” NATURE OF THE TRANSFER OF THE PROPERTIES.  IT IS UNDERSTOOD AND AGREED THAT SELLER IS MAKING NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE WITH RESPECT TO THE PROPERTIES, INCLUDING, BUT NOT LIMITED TO, THE PROPERTIES’ HABITABILITY, SUITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, THE PRESENCE OR ABSENCE OF CONDITIONS ON THE PROPERTIES THAT COULD GIVE RISE TO A CLAIM FOR PERSONAL INJURY, PROPERTY OR NATURAL RESOURCE DAMAGES, THE PRESENCE OF HAZARDOUS OR TOXIC SUBSTANCES, CONTAMINANTS OR POLLUTANTS AT, ON, UNDER, OR ORIGINATING OR MIGRATING FROM THE PROPERTIES, THE INCOME OR EXPENSES FROM OR OF THE PROPERTIES, THE STATUS OF THE REGISTRATION OF THE TANKS, FIXTURES, STRUCTURES, AND ALL OTHER PERSONAL PROPERTY, EQUIPMENT AND DISPENSERS, OR THE CONDITION OF, THE MERCHANTABILITY OR THE FITNESS FOR ANY PARTICULAR PURPOSE OF ANY OF THE AFOREMENTIONED.

7.3              Transfer of Remediation Activities.  Promptly following the Effective Date and prior to Closing, Purchaser agrees to determine any and all regulatory approvals required to effectuate the transfer of responsibility for existing Remediation Activities with respect to any Property including, without limitation, pursuant to 310 C.M.R. 40.0000; 40.0560; 40.0720 in Massachusetts, N.H. Code of Admin. R. Ann. Env-Or 607 in New Hampshire, and Rhode Island Remediation Regulations, DEM-DSR-01-93, § 10.03 in Rhode Island.  Purchaser shall be solely responsible for compliance with all applicable Environmental Laws necessary to transfer responsibility for Remediation Activities, if allowed by law, from Seller to Purchaser effective no later than thirty (30) days after Closing, provided, however, Seller shall cooperate in good faith with Purchaser with regard to execution of necessary documents.

7.4              Environmental Responsibility Following Closing.

7.4.1           Purchaser’s Remediation Responsibility.  From and after Closing, Purchaser shall be solely responsible, at no expense to Seller, for any and all environmental issues and Remediation Activities (whether arising prior to or after Closing), including Contamination, at, on, under or originating from the Properties.  Seller will transfer Environmental Liabilities to Purchaser for the Properties at Closing.

7.4.2           Seller’s Remediation Responsibility.  From and after Closing, Seller shall have no responsibility for Contamination at the Properties, including, but not limited to, any obligation to remediate any of the Properties.

7.4.3           Purchaser’s Express Assumption of All Environmental Liabilities. Purchaser specifically acknowledges and agrees that it is solely responsible at its sole expense for, and assumes all liabilities and risk associated with, any and all Contamination and Environmental Liabilities.

If Purchaser transfers or assigns in part or all of its interests in the Properties, Purchaser agrees that such transfer or assignment will not release Purchaser from its assumption of Environmental Liabilities including its obligation to complete all Remediation Activities and Engineering and Institutional Controls necessary to achieve NFA Status.

Purchaser acknowledges that no liability or Claim arising out of, in connection with, or related to the environmental condition of the Properties, Contamination or any Remediation Activities or Environmental Liabilities (all of which are expressly assumed by Purchaser pursuant to this Agreement) will be asserted as or deemed to be an “Excluded Liability.”

Seller shall have no liability or responsibility whatsoever to investigate and/or remediate Contamination, except for Contamination first caused solely by activities of Seller or its employees, agents or contractors after the Closing Date.  The sale of petroleum products by Seller to Purchaser or its suppliers in and of itself shall not constitute a basis for a claim that Seller or its employees, agents or contractors caused Contamination after the Closing Date.

In accordance with Section 2.5.5, at Closing, Purchaser shall assume all liabilities and obligations associated with or related to the Access Agreements.

In accordance with Section 2.5.6, at Closing, Purchaser shall assume all liabilities and obligations associated with or related to Statements of Environmental Responsibilities.

7.4.4           Documents Executed at or Prior to Closing.  At or prior to Closing, Purchaser shall execute and submit to Seller all documents identified in this Article VII and Section 6.3.7.  Purchaser also shall send or cause to have sent the Notification Letter (Exhibit R) and such other documentation as required under Section 7.3.4 to all applicable Governmental Authorities in connection with the Properties and promptly provide copies of such Notification Letter(s) and documentation to Seller.

Pursuant to Environmental Law or other applicable law, no later than thirty (30) days after the Closing Date or within such shorter time period as may be required, including without limitation, prior to Closing, Purchaser shall enter into any other necessary agreements or submit necessary documentation that is required to transfer from Seller to Purchaser, agreements or obligations regarding the Properties and Personal Property and Equipment.  Purchaser shall take all necessary actions to substitute itself as the responsible party for any actions or activities relating to Remediation Activities or Contamination at, on, under, or originating or migrating from the Properties, including, but not limited to, the assumption of Seller’s obligations under any Access Agreements or Statements of Environmental Responsibility, as provided for in Sections 2.5.5 and 2.5.6, as well as environmental compliance.  This shall also include, without limitation, the execution or assumption of all agreements or consent orders containing terms and conditions required by any Governmental Authority for Purchaser to fulfill its obligations under this Agreement.

Purchaser further agrees to undertake, at its sole expense, from and after the Closing Date, all other reporting and notification required under the Environmental Laws for Contamination and/or Remediation Activities and shall undertake, in good faith and with due diligence, all Remediation Activities of Contamination required by the relevant Governmental Authorities and in compliance with the Environmental Laws.

Failure to execute the foregoing documents and any other documents required in Article VII constitutes a breach and Default by Purchaser of this Agreement.  Thereafter, Seller may terminate this Agreement, in which event the Deposits will be distributed in accordance with Section 3.3.4.

7.5              Government Reimbursement Fund.

7.5.1           Seller’s Assignment.  Subject to Section 7.5.2, as of Closing, Seller transfers to Purchaser all rights (if any) to payment from the Government Reimbursement Fund relating to each of the Properties. Seller, however, makes no warranties or representations concerning Purchaser’s ability to recover against any Government Reimbursement Fund.  Purchaser specifically acknowledges that its right to make or recover on a claim from a Government Reimbursement Fund for eligible costs may be impaired as a consequence of the specific circumstances described in the letter from ExxonMobil to the applicable Governmental Reimbursement Fund, attached as Exhibit AA.

7.5.2           Seller’s Incurred Costs.  Notwithstanding Section 7.5.1, to the extent that any Seller has made a request or claim for reimbursement from any Governmental Authority as of the Closing Date, Purchaser will agree to authorize (and execute appropriate documentation to facilitate) such Seller’s right to receive any outstanding reimbursement request. Purchaser acknowledges that it has no rights to such claims or reimbursements. Purchaser releases any claims against past or future reimbursements for Remediation Activities undertaken prior to the Closing.  A non-exhaustive list of such pending claims for reimbursement from any Government Reimbursement Fund is provided as Exhibit O.

7.6              Release.  Purchaser expressly understands and agrees to accept the conveyance of the Properties, in their “AS IS, WHERE IS” condition as of Closing, Purchaser shall make no Claim against the Seller-Related Parties with respect to: (a) Contamination; (b) the Baseline Report, any Remediation Consultant, Remediation Activities, Engineering and Institutional Controls, and Government Reimbursement Funds; (c) all contracts and agreements between the Purchaser and any Remediation Contractors; (d) the environmental condition of the Properties; (e) the Seller’s ownership or operation of the Properties; and (f) any Environmental Liabilities.  The Purchaser shall release the Seller-Related Parties from ANY AND ALL CLAIMS, INCLUDING, BUT NOT LIMITED TO, THOSE ARISING FROM THE NEGLIGENCE (INCLUDING GROSS NEGLIGENCE AND STRICT LIABILITY) AND WILLFUL MISCONDUCT, OF THE SELLER-RELATED PARTIES PRIOR TO CLOSING, whether such claims are now existing or arising in the future, foreseen or unforeseen, known or unknown, at law or in equity, including those which arise out of or relate to or result in any way from, allegedly or in fact, the matters set forth in (a) through (f) above including, without limitation, the condition of the Properties, any Contamination, or the ownership or operation of the Properties by Seller. This release shall include, but is not limited to: (x) any and all Claims under the Environmental Laws; (y) any and all Claims for injury, death, destruction, loss or damage to the person or property of the Purchaser arising out of the environmental condition of the Properties and the improvements and the Equipment on the Properties and/or the existence of Contamination at, on, under, or migrating or originating from the Properties; and (z) any and all obligation and liability for further assessment, cleanup and remediation of any and all Contamination at the Properties. Purchaser expressly assumes all such liability and obligations related to the foregoing. To evidence Purchaser’s release of the Seller-Related Parties as aforesaid, Purchaser shall execute at Closing and as a condition of Closing the environmental release attached hereto as Exhibit Q and the Notification Letter attached hereto as Exhibit R, as well as such other documents as may be required by the Governmental Authority to evidence the transfer of Environmental Liabilities to Purchaser.

7.7              Post Closing Access.  Upon request by Seller in connection with any written request or demand from any Governmental Authority or in connection with any Listed Claim, Purchaser shall provide for and permit post-Closing access to the Properties, at no cost to Seller, as any of the Seller-Related Parties may require, to undertake any environmental assessment, investigation, testing, Remediation Activities, and Engineering and Institutional Controls that Seller deems necessary in its sole discretion.  Such access shall include, but is not limited to, the right but not the obligation to conduct such tests, take such groundwater or soil samples, excavate, remove, dispose of Tanks and soil, and treat the soil and groundwater, conduct and/or continue environmental investigation, testing and Remediation Activities, and undertake such other actions as are reasonably necessary pursuant to such request. Seller shall use commercially reasonable efforts to minimize disruption of the Purchaser’s business activities during any demolition, Tank removal, remediation, soil removal and other activities. Notwithstanding anything to the contrary in this Agreement or its Exhibits, Purchaser shall provide Seller with exclusive access rights to the Properties to observe and/or confirm Purchaser’s timely discharge of Purchaser’s Upgrade obligations with respect to Tanks and/or any Remediation Activities undertaken by or on behalf of Purchaser. The applicable Seller-Related Party shall provide Purchaser as much advance notice as reasonably practical of all potentially disruptive or intrusive activities to be undertaken on the Properties; such notice may be in the form of a periodic written schedule of activities delivered from time to time. No advance notice shall be required for non-disruptive activities such as periodic monitoring of wells on the Properties, if any.  Seller shall provide Purchaser copies of analytical or other data collected concerning the environmental condition of the Properties obtained by Seller within a reasonable time after any environmental assessment, investigation, testing, Remediation Activities, and/or Engineering and Institutional Controls undertaken by Seller.

7.8              Engineering and Institutional Controls. Purchaser and Seller acknowledge that the Properties are and will be subject to Engineering and Institutional Controls imposed in connection with previous, ongoing and future Remediation Activities at the Properties including, without limitation, as specifically set forth in the Deed(s). Purchaser further acknowledges and agrees that in conducting Remediation Activities, Purchaser shall, at its sole cost and expense, adopt and use all engineering and related technical assistance available and standard to the industry and any required by the Governmental Authorities or Seller pursuant to this Agreement or Exhibits thereto to protect the health and safety of persons. Purchaser agrees to obtain all necessary approvals for any Engineering and Institutional Controls required to achieve NFA Status at the Properties. Purchaser may need to consider the use of engineering controls to prevent the migration of vapors and/or liquids containing Contamination into any buildings, underground utilities or storm water retention/detention ponds, including without limitation, vapor extraction systems, vapor barriers, sealed sumps and storm pond liners. Purchaser hereby agrees to maintain, preserve, and comply with all Engineering and Institutional Controls that are or may be in the future imposed on the Properties in connection with the Remediation Activities or corrective action activities conducted prior to the Closing Date. The Engineering and Institutional Controls shall run with the land for the benefit of the Seller-Related Parties and shall bind the Purchaser, subsequent owners, users and occupiers of the Properties, including any successors, lessees, assignees and licensees, and shall continue until released by the applicable Governmental Authority.

7.9              Subsequent Transfers. The provisions of Sections 7.7, 7.8, 7.9.1 and 15.4 will run with the land and be included in the Deed from Seller to Purchaser or, in the case of Engineering and Institutional Controls, such other recordable instrument as provided by applicable Environmental Law and/or Governmental Authority. Purchaser agrees that it will not complete any sale, transfer or assignment of any of its interests in the Properties or any part thereof, or enter into any lease, license or right to occupy or use the Properties or any part thereof without first obtaining from Purchaser, subsequent owners, users, and occupiers of the Properties, including all successors, lessees, assignees, and licensees, obligations identical to Purchaser’s obligation pursuant to Sections 7.7, 7.8, 7.9.1 and 15.4. Purchaser shall include provisions in all such documents, giving Seller, and Seller’s successors and assignees, the right, but not the obligation, to enforce such obligations against Purchaser, subsequent owners, users, and occupiers of the Properties, including any successors, lessees, assignees, and licensees. Seller also may enforce any such obligations by all lawful means including specific performance, injunctive relief, any other legal or equitable remedy allowed by law against Purchaser, notwithstanding the subsequent transfer, lease, or mortgage of the Properties or part thereof, and, in any event, Purchaser shall remain liable to Seller for any breach of this Section 7.9. Any transferee, assignee or successor owner, lessee, licensee, occupier or user of the Properties shall only take title to the Properties subject to the terms of Sections 7.7, 7.8, 7.9.1 and 15.4. The rights and benefits of Sections 7.7, 7.8, 7.9.1 and 15.4 will inure not only to Seller, but also to the benefit of the Seller-Related Parties.  Neither Purchaser, nor any party acquiring any right, interest or title through or after Purchaser will be permitted to vacate, waive, eliminate, or in any way modify the rights and benefits that the Seller-Related Parties have pursuant to Sections 7.7, 7.8, 7.9.1 and 15.4. Any subsequent transfer of any Property will not alter Purchaser’s responsibilities and obligations to Seller under this Agreement.

7.9.1           Deed Restrictions. The Parties agree that, at Closing, each Property will be subject to deed restrictions as described in Exhibit J. The deed restrictions must be filed in a format also provided in Exhibit J as required by State standards.

7.10            Purchaser’s Indemnity for Environmental Obligations. Purchaser shall defend, indemnify and hold harmless the Seller Indemnified Parties for, from and against, without limitation, all Claims, liability, losses, expenses and costs incurred by Seller in connection with, resulting from, related to, arising out of, or attributable in any way to any Claim based on, arising out of or related to: (1) Environmental Liabilities; (2) Purchaser’s breach or Default of its obligations, liabilities or covenants under Article VII and/or the related Exhibits; (3) Purchaser’s performance of Remediation Activities, Engineering and Institutional Controls, or due diligence activities, including any and all third-party Claims relating to, arising out of, or incurred in connection with Purchaser’s Remediation Consultants, Purchaser’s Remediation Contractors, or other Persons in the performance of Remediation Activities, Engineering and Institutional Controls or Purchaser’s due diligence activities; (4) the presence of Contamination at, on, under, or originating or migrating from the Properties; (5) the actions or inactions of Purchaser; (6) the actions or inactions of all parties acquiring title or an interest in the Properties through Purchaser or after Purchaser no longer owns or operates the  Properties; (7) Seller’s or Purchaser’s non-compliance with Environmental Laws relating to the  Properties; (8) all claims by Governmental Authorities including without limitation resulting from the failure of the Purchaser to enter into such documentation as may be required by the Governmental Authority regarding the transfer of the  Properties from Seller to Purchaser, the transfer of Personal Property and Equipment and/or the transfer of Remediation Activities, or the failure of the Governmental Authority to approve or transfer such documentation; (9) changes in, modifications to, or amendments of the Environmental Laws, irrespective of whether the events giving rise to such Claims or liabilities occurred prior to, on, or after the Closing Date; (10) the condition of the Properties, the improvements, and the Personal Property and Equipment on the  Properties; (11) Purchaser’s failure to provide post-Closing access to the Properties as required by Section 7.7; and (12) Purchaser’s failure to comply with Section 7.9 regarding subsequent transfers.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

8.1              Seller’s Representations and Warranties.  Seller makes no representation or warranty whatsoever, except as otherwise may be expressly provided in this Agreement.  Without limiting the foregoing, Seller makes no express or implied representation or warranty that the Properties, or Seller’s use thereof, comply or have complied with any federal, state or local law, rule, regulation, or ordinance including, but not limited to, the Americans with Disabilities Act, the Environmental Laws, as well as any zoning, use, occupancy or other regulatory matter.  Seller makes no representation or warranty regarding the accuracy or completeness of any information Purchaser may receive from Seller.

8.1.1           EMOC represents and warrants to Purchaser as of the Effective Date and as of the Closing Date:

(a)           EMOC is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation and is duly qualified to do business as a foreign corporation in the Commonwealth of Massachusetts, and the States of New Hampshire and Rhode Island.  EMOC has full power and authority to enter into this Agreement and to perform its requisite obligations.

(b)           EMOC has obtained all requisite corporate and other authorizations required for the execution, delivery, and performance of this Agreement.

(c)           This Agreement constitutes EMOC’s legal, valid, and binding obligation and is enforceable in accordance with its terms, except to the extent that enforceability may be limited by federal or other bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting the enforcement of creditors’ rights generally, now or hereinafter in effect.

(d)           To the reasonable knowledge of EMOC, EMOC is not in default under any lease agreement with respect to any EMOC Lease Property.

8.1.2           EMC represents and warrants to Purchaser as of the Effective Date and as of the Closing Date:

(a)           EMC is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation and is duly qualified to do business as a foreign corporation in the Commonwealth of Massachusetts, and the States of New Hampshire and Rhode Island.  EMC has full power and authority to enter into this Agreement and to perform its requisite obligations.

(b)           EMC has obtained all requisite corporate and other authorizations required for the execution, delivery, and performance of this Agreement.

(c)           This Agreement constitutes EMC’s legal, valid, and binding obligation and is enforceable in accordance with its terms, except to the extent that enforceability may be limited by federal or other bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting the enforcement of creditors’ rights generally, now or hereinafter in effect.

(d)           To the reasonable knowledge of EMC, EMC is not in default under any lease agreement with respect to any EMC Lease Property.

8.2              Purchaser’s Representations and Warranties.  Purchaser represents and warrants to, and covenants and agrees with, Seller that as of the date of the execution of this Agreement by Purchaser and as of the Closing Date:

(a)           Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of its organization and is authorized to do business in the Commonwealth of Massachusetts, and the States of New Hampshire and Rhode Island.  Purchaser has full power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)           Neither its execution of this Agreement nor its performance or satisfaction of any agreement or condition contained in this Agreement and to be performed or satisfied by Purchaser has or will: (a) violate any provision of Purchaser’s certificate of formation or limited liability company agreement; (b) violate any provision of, or give any Person the right to declare a default or exercise any remedy under any agreement, instrument or understanding to which it or its Affiliates is bound; or (c) contravene, conflict with or result in the violation of any of the terms of any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser.

(c)           Purchaser has obtained all required authorizations for the execution, delivery, and performance of this Agreement.

(d)           No consent or approval of any governmental or regulatory authority is required, except as expressly noted herein, for the due authorization, execution, or delivery by Purchaser of this Agreement.

(e)           Purchaser does not have any outstanding tax or other financial obligations to the state of its organization or to the Commonwealth of Massachusetts, or the States of New Hampshire or Rhode Island other than those taxes or other financial obligations for the current tax year.

(f)            Purchaser has received from Seller various documentation related to the Purchased Assets, including information regarding the underground storage tank systems and the environmental conditions at the Properties, and Purchaser acknowledges that: (i) it had an opportunity to independently verify the documentation provided by Seller and the Properties’ environmental condition; and (ii) all documentation provided by Seller to Purchaser was provided for Purchaser’s convenience only and was not to be relied upon by Purchaser in substitution for Purchaser’s own due diligence.

ARTICLE IX
LIABILITIES

9.1              No Express or Implied Warranty.  WITHOUT LIMITING PURCHASER’S OTHER OBLIGATIONS OR ACKNOWLEDGMENTS, AND EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL OF THE PURCHASED ASSETS CONVEYED PURSUANT TO THIS AGREEMENT ARE SOLD BY SELLER AND ACCEPTED BY PURCHASER IN THEIR “AS-IS, WHERE-IS” CONDITION AS OF THE EFFECTIVE DATE.  SELLER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE CONCERNING ANY PURCHASED ASSET CONVEYED UNDER THIS AGREEMENT.  PURCHASER ACKNOWLEDGES ITS RESPONSIBILITY TO INSPECT ALL PROPERTY (REAL AND PERSONAL), INVENTORY AND EQUIPMENT AND TANKS FOR PATENT OR LATENT DEFECTS THAT MAY EXIST AT THE TIME OF CLOSING IN ENTERING INTO THIS AGREEMENT, PURCHASER HAS NOT BEEN INDUCED BY, AND HAS NOT RELIED UPON, ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY THE SELLER OR ANY AGENT, EMPLOYEE OR OTHER REPRESENTATIVE OF THE SELLER THAT ARE NOT EXPRESSLY SET FORTH HEREIN.  INSTEAD, PURCHASER’S DECISION TO PURCHASE THE PROPERTIES AND OTHER PURCHASED ASSETS IS BASED SOLELY UPON PURCHASER’S OWN EXAMINATION, INSPECTION AND ANALYSIS OF THE PURCHASED ASSETS.

9.2              Purchaser’s Assumption of Assumed Liabilities.

9.2.1           Assumed Liabilities.  At Closing, Purchaser acknowledges that it shall assume all of the Assumed Liabilities, including, without limitation, all obligations and liabilities associated with, related to, incurred in connection with, or otherwise affecting, the ownership and operation of the Purchased Assets, and Purchaser’s environmental undertakings set forth in Article VII.  This assumption shall include, but is not limited to, franchisor’s and/or lessee’s maintenance and repair obligations under any assigned franchise or lease agreement, whether outstanding as of Closing or arising thereafter.

9.2.2           Tank Related Obligations and Liabilities.  Purchaser acknowledges that certain Tanks contain or have contained explosive gases and have been used for the storage of petroleum products and are unfit for the storage of water or any other article or commodity intended for human or animal contact or consumption.  Purchaser expressly agrees not to use or permit the use of any Tank for such storage.

ARTICLE X
INDEMNITIES

10.1            Purchaser Indemnification Obligations.

10.1.1         Purchaser’s Indemnification.  Purchaser shall defend, indemnify and hold harmless Seller, its Affiliates, their respective successors, assigns, directors, officers, employees, subsidiaries, affiliates and agents (the “Seller Indemnified Parties”) for, from and against, without limitation, all Claims, liability, losses, expenses and costs incurred by Seller in connection with, resulting from, related to, arising out of, or attributable in any way to any of the following:

(a)           Assumed Liabilities.  Any Assumed Liability, including without limitation, all liabilities related to or arising from the ownership, possession, operation, use or maintenance of the Purchased Assets arising before or after Closing;

(b)           Brokers’ Fees.  Brokers’, finders’ and/or agents’ fees and commissions, in connection with the contemplated transaction, asserted by any person on the basis of any statement, instrument, action, inaction or agreement alleged to have been made by the Purchaser;

(c)           Entry.  Purchaser’s entry onto or activities on the Properties pursuant to the terms of this Agreement;

(d)           Misrepresentation.  Any representation or warranty, made by Purchaser in this Agreement or in any of the documents it made available to Seller or delivered before or at Closing, that is misleading or untrue in any material respect;

(e)           Breach.  Purchaser’s failure to discharge or perform any obligation, covenant or agreement made in this Agreement.  A breach will include, but will not be limited to, any claim related to Purchaser’s non compliance with its PMPA obligations defined in Section 4.4, including:  (a) the terms and conditions of the franchise agreements offered by Purchaser or any action taken by Purchaser, specifically including any termination or non renewal action, under or pursuant to the franchise agreements; (b) Purchaser’s offer or failure to offer franchise agreements as required by Section 4.4; (c) Purchaser’s failure to fulfill its obligations under the PMPA or any state franchising law; or (d) Purchaser’s failure to fulfill any obligations contained in the PMPA Franchise Agreements assigned to Purchaser by Seller;

(f)            Intellectual Property.  Purchaser’s alleged infringement of any intellectual property right; or

(g)           Environmental Obligations.  Any environmental obligations, as more fully set forth in Article VII.

10.1.2         Notice.  In the event a claim against any Seller Indemnified Party arises that may be covered by the indemnity provisions of Section 10.1.1 of this Agreement, notice will be given by such Seller Indemnified Party to Purchaser.  The failure to give notice as required by this Section 10.1.2, however, will not result in a waiver or any diminishment of any right to indemnification provided by this Agreement.

10.1.3         Purchaser’s Acknowledgment of Duty to Indemnify.  If Purchaser agrees in writing to the Seller Indemnified Party that a claim is covered by the indemnity provisions of Section 10.1.1, and Purchaser agrees in that writing to indemnify the Seller Indemnified Party in the event of any liability, losses, expenses, settlement and/or costs incurred by any Seller Indemnified Party, Purchaser will have the right to contest and defend by all appropriate legal proceedings such claim and to select lead counsel to defend any and all such claims; provided that prior to any assumption of defense by Purchaser, Purchaser shall have received the written consent of Seller to such assumption, which consent may be withheld in the sole discretion of Seller.  In order to consummate any settlement, however, Purchaser must first obtain the written consent of Seller, which consent may be withheld in the sole discretion of Seller.  The Seller Indemnified Party may select counsel, at its sole cost and expense, to participate in any defense assumed by Purchaser.

10.1.4         Purchaser’s Failure to Indemnify.  In the event that Purchaser fails or refuses to assume the defense or indemnify any Seller Indemnified Party within thirty (30) days of the notice described in Section 10.1.2, then the Seller Indemnified Party will have the right to select and retain its own counsel who will serve in Seller’s discretion until the matter concludes.  All costs and expenses incurred as a result of said legal counsel’s work shall be paid by Purchaser in a timely manner.  In exercising its right to select counsel pursuant to this Section 10.1.4, Seller (or any Seller Indemnified Party) does not waive its right to compel Purchaser to undertake its indemnity obligations through other legal proceedings or otherwise.

10.2            Seller Indemnification Obligations.

10.2.1         EMOC Indemnification Obligations.

EMOC will indemnify and hold harmless Purchaser and its Affiliates and their respective successors, assigns, directors, officers, employees, subsidiaries, affiliates and agents (the “Purchaser Indemnified Parties”), from and against each and every Claim, directly resulting from or arising out of any of the following:

(a)           Excluded Liabilities.  To the extent arising from any Excluded Liability with respect to an EMOC Property;

(b)           Brokers’ Fees.  Brokers’, finders’ and agents’ fees and commissions, in connection with the contemplated transaction, asserted by any person on the basis of any statement, instrument, action, inaction or agreement alleged to have been made by EMOC; or

(c)           Breach.  EMOC’s failure to discharge or perform any obligation, covenant or agreement made by EMOC in this Agreement.

(d)           Exceptions.  For the avoidance of doubt, EMOC specifically disclaims any indemnification obligations for any Claim resulting from the use of the Properties in violation of this Agreement and/or in violation of the Deed, the Deed restrictions referenced in Section 7.9.1, and/or the Engineering and Institutional Controls referenced in Section 7.8 by Purchaser-Related Parties, subsequent owners, users, and occupiers.  EMOC’s obligations to indemnify also will not be applicable to any Claim (i) arising out of any third-party contractual obligations that Purchaser, or any person or entity acquiring any interest or title through Purchaser, including Purchaser’s lender, may create and/or assume; or (ii) brought by or on behalf of Alliance Energy LLC or AE Holdings Corp.

10.2.2         EMC’s Indemnification Obligations.

EMC will indemnify and hold harmless the Purchaser Indemnified Parties, from and against each and every Claim, directly resulting from or arising out of any of the following:

(a)           Excluded Liabilities.  To the extent arising from any Excluded Liability with respect to an EMC Property;

(b)           Brokers’ Fees.  Brokers’, finders’ and agents’ fees and commissions, in connection with the contemplated transaction, asserted by any person on the basis of any statement, instrument, action, inaction or agreement alleged to have been made by EMC; or

(c)           Breach.  EMC’s failure to discharge or perform any obligation, covenant or agreement made by EMC in this Agreement.

(d)           Exceptions.  For the avoidance of doubt, EMC specifically disclaims any indemnification obligations for any Claim resulting from the use of the Properties in violation of this Agreement and/or in violation of the Deed, the Deed restrictions referenced in Section 7.9.1, and/or the Engineering and Institutional Controls referenced in Section 7.8 by Purchaser-Related Parties, subsequent owners, users, and occupiers.  EMC’s obligations to indemnify also will not be applicable to any Claim (i) arising out of any third-party contractual obligations that Purchaser, or any person or entity acquiring any interest or title through Purchaser, including Purchaser’s lender, may create and/or assume; or (ii) brought by or on behalf of Alliance Energy LLC or AE Holdings Corp.

10.2.3         Amount of Liability.  The amounts for which any Seller shall be liable under Sections 10.2.1 and 10.2.2 of this Agreement shall be net of any insurance proceeds received by any Purchaser Indemnified Party in connection with the facts giving rise to the right of indemnification.

10.2.4         Notice.  In the event a claim against any Purchaser Indemnified Party arises that is covered by the indemnity provisions of Sections 10.2.1 and 10.2.2 of this Agreement, notice shall be promptly given by such Purchaser Indemnified Party to Seller.  Seller will have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements and to select lead counsel to defend any and all such claims at the sole cost and expense of Seller.  The Purchaser Indemnified Party may select counsel to participate in any defense assumed by Seller pursuant to this Section 10.2.4, in which event such counsel will be at the sole cost and expense of such Purchaser Indemnified Party.

This Section 10.2 shall be the sole and exclusive remedy of the Purchaser Indemnified Parties against Seller and its Affiliates after Closing for any Claim or loss arising in connection with or relating, directly or indirectly, to the Purchased Assets, this Agreement or the contemplated transactions.

10.2.5         Indemnities not Assignable or Transferable.  The foregoing indemnities from EMOC and EMC shall not be assignable or otherwise transferable by Purchaser.

10.3            Cooperation Between Purchaser and Seller.  The Parties and their successors will cooperate and cause their respective Affiliates and subsidiaries, any permitted assignees, and the respective employees, agents and contractors to cooperate in connection with these indemnity obligations, including, without limitation: (a) providing reasonable access to Purchaser’s or Seller’s employees, consultants, agents, attorneys, accountants and files to the extent necessary or appropriate to defend the matter; (b) participating in any legal proceeding as a witness; (c) providing access to the Properties as may be required by Purchaser or Seller; and (d) providing reasonable assistance with permit transfers, if any.  A joint defense privilege will be maintained for post-Closing indemnification or defense communications for any matter in which either Party has an indemnification or defense obligation under this Agreement.  Any Party seeking indemnification under this Article X will comply with the notice provisions of Sections 10.1.2 and 10.2.4.

10.4            Enforceability.  In the event the indemnities set forth in this Agreement are found to be unenforceable, the Parties agree to negotiate, in good faith, a substitute indemnity provision that embodies the intent of the original indemnity without the objectionable provisions that made it unenforceable.

10.5            Dispute Resolution.  The Parties agree that all controversies, Claims or disputes between them arising out of this Agreement, including, but not limited to, all contractual, tortious, common law, statutory, legal or equitable Claims or any other Claims or disputes concerning the terms, the meaning of the terms’ implementation, and/or the provisions of this Agreement (collectively, “Disputes”) shall be resolved in accordance with the following provisions:

(a)           After reasonable notice of such Dispute, the Parties shall, in good faith, use commercially reasonable efforts to resolve the Dispute by meeting and conferring;

(b)           In the event that the Parties are unable to resolve any Dispute by negotiation, pursuant to paragraph (a) above, within twenty (20) Business Days after receipt of the written notice of Dispute, the Parties shall engage in a binding arbitration.  Any fees and costs incurred by or payable to the arbitrators shall be paid by the non-prevailing Party, as determined by arbitration.  The Parties shall make commercially reasonable efforts and take all necessary steps to successfully resolve their Dispute by arbitration within ninety (90) Business Days from the submission of the Dispute to the arbitrator.

(c)           Arbitration shall be by a three (3) person panel using the American Arbitration Association’s rules for commercial disputes.  Each Party shall select one (1) arbitrator and the two (2) shall jointly select the third.  In the event that an arbitration panel will be asked to rule on any environmental issue, each arbitrator on such panel shall have at least ten (10) years of recent experience in environmental remediation.

ARTICLE XI
CONFIDENTIALITY

11.1            Confidential Treatment of Seller’s Confidential Information.  Purchaser acknowledges and agrees that the proposed conveyance of the Purchased Assets, the terms and provisions of this Agreement and any and all related details shall be considered “Confidential Information” (as defined in the Confidentiality Agreement) and shall be treated as such.  To the extent that Purchaser’s Affiliate, but not Purchaser, has entered into the Confidentiality Agreement, Purchaser agrees to be bound by all of the obligations of its Affiliate under the Confidentiality Agreement as if Purchaser was an original party to that agreement.  Confidential Information shall include, but is not limited to, all environmental assessments and test results of the Tanks performed on behalf of Seller.  Purchaser shall not disclose or permit others (such as its Affiliates, employees, agents, representatives or contractors) to disclose, to any third party, any correlation that may exist between Seller’s Confidential Information and other information obtained from another source.

ARTICLE XII
CONDITIONS PRECEDENT

12.1            Conditions Precedent to the Obligations of Seller.  Each and every obligation of Seller to be performed on the Closing Date will be subject to the satisfaction, or waiver by Seller, prior to or at the Closing of the following express conditions precedent:

(a)           Representations and Warranties.  The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except as to any representation or warranty that specifically relates to an earlier date, which representation or warranty shall be true and correct as of such earlier date);

(b)           Performance.  Purchaser shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it prior to or at Closing;

(c)           Guaranty.  Guarantor shall have duly executed and delivered the Guaranty to guarantee the obligations of Purchaser, and any successor or assignee of Purchaser, under this Agreement and under any other document delivered to Seller at or before Closing.  Before the end of the Inspection Period, Purchaser shall provide Seller with a fully executed Guaranty in the form and substance as is attached to this Agreement as Exhibit I.  The Guaranty shall survive Closing and continue until each and every obligation of Purchaser under this Agreement is satisfied or otherwise terminated in accordance with its terms;

(d)           Release.  Purchaser shall have duly executed and delivered the environmental release attached to this Agreement as Exhibit Q;

(e)           Brand Fee Agreement.  Purchaser and EMOC shall have executed in accordance with this Agreement the Brand Fee Agreement for use in the sale and distribution of certain Branded Fuels at the service station properties;

(f)            Assignment and Assumption of Lease Agreements.  Purchaser shall have executed the Assignment of Leases; and

(g)           Compliance with Regulatory Approvals.  Purchaser shall have obtained and complied with, as applicable, any and all required governmental and regulatory approvals and consents, including, but not limited to, the Hart-Scott Rodino Act pursuant to Section 2.6.

12.2            Conditions Precedent to the Obligations of Purchaser.  Each and every obligation of Purchaser to be performed on the Closing Date will be subject to the satisfaction, or waiver by Purchaser, prior to or at the Closing of the following express conditions precedent:

(a)           Representations and Warranties.  The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except to any representation or warranty that specifically relates to an earlier date, which representation or warranty shall be true and correct as of such earlier date);

(b)           Performance.  Seller shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it prior to or at Closing;

(c)           Assignment and Assumption of Lease Agreements.  Seller shall have executed the Assignment of Leases;

(d)           Compliance with Regulatory Approvals.  Seller shall have complied with any and all required governmental and regulatory approvals and consents, including, but not limited to, the Hart-Scott-Rodino Act pursuant to Section 2.6;

(e)           Brand Fee Agreement.  EMOC shall have executed in accordance with this Agreement the Brand Fee Agreement, for use in the sale and distribution of certain Branded Fuels at the service station properties.

12.3            Waiver of Conditions.  Either Party shall have the right, but not the obligation, at any time, by notice in writing to the other Party, to waive, in whole or in part, satisfaction of all or any of the Conditions Precedent to the extent not legally required to be satisfied.

12.4            Termination.  If the Conditions Precedent have not been satisfied or waived in accordance with this Article XII on or before the Final Closing Date, this Agreement may be terminated (a) by Seller in accordance with Section 13.1.2, or (b) by Purchaser in accordance with Section 13.1.3.

ARTICLE XIII
EARLY TERMINATION; REMEDIES

13.1            Early Termination.  This Agreement may be terminated and the contemplated transactions abandoned prior to Closing under the following circumstances:

13.1.1         Mutual Agreement.  Upon the mutual agreement of the Parties, which termination will be effective on the date agreed to by the Parties.

13.1.2         Seller’s Termination Notice.  Upon the date specified in the termination notice from Seller to Purchaser pursuant to any applicable termination provision provided herein, or under the following circumstances:

(a)           in the event of a Default by Purchaser of (i) any material obligation, covenant, or undertaking under this Agreement, including, without limitation, the payment of any Deposit, the payment of the balance of the Purchase Price, or the Closing of the transactions contemplated herein, or (ii) any other obligation, covenant, or undertaking under this Agreement, provided, in the case of this clause (ii) that Seller has provided notice of such Default to Purchaser and Purchaser has failed to remedy its Default within a reasonable time period after receipt of such notice;

(b)           if a change in law or circumstances (including the existence of any third-party initiated litigation) after the Effective Date exists that is of such a nature as to frustrate the purpose of this Agreement or the Seller’s objectives hereunder;

(c)           if any law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority enjoining, preventing or prohibiting consummation of the contemplated transaction or making the consummation of the contemplated transaction illegal is in effect (other than any such law, injunction, judgment or ruling enacted pursuant to the Hart-Scott-Rodino Act); or

(d)           if any of the Conditions Precedent contained in Section 12.1 are not satisfied or waived in accordance with Article XII as of the Final Closing Date; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 13.1.2(d) based on Purchaser’s failure to comply with the Hart-Scott-Rodino Act in Section 12.1(g) during the HSR Second Request Period, if applicable.

13.1.3         Purchaser’s Termination Notice.  Upon the date specified in a notice of termination from Purchaser to Seller pursuant to any applicable termination provision provided herein, or under the following circumstances:

(a)           if Purchaser provides Seller with such notice of termination prior to the end of the Inspection Period; or

(b)           if any of the Conditions Precedent contained in Section 12.2 are not satisfied or waived in accordance with Article XII as of the Final Closing Date; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 13.1.3(b) based on Seller’s failure to comply with the Hart-Scott-Rodino Act in Section 12.2(d) during the HSR Second Request Period, if applicable.

13.2            Seller’s Remedies.  All remedies provided to Seller under this Section 13.2 will be cumulative and not exclusive.

13.2.1         Before Closing.  In the event of a Default by Purchaser before Closing, Seller will be entitled (a) to terminate this Agreement in accordance with Section 13.1; and (b) to the release of the Deposit pursuant to Section 3.3.4.  The remedies set forth in this Section 13.2.1 shall constitute Seller’s sole and exclusive remedy for Purchaser’s Default before Closing, at law or in equity.

13.2.2         Post Closing.  In the event of a Default by Purchaser under this Agreement after Closing, Seller may enforce every remedy, whether public or private, available at law or in equity, in addition to all of its rights and remedies under this Agreement.  Available remedies include, but are not limited to, injunctive relief and/or specific performance, against Purchaser, or any other person or entity having the right to use or occupy any of the Properties.

13.2.3         Recoupment; Set-off.  If Purchaser fails to timely pay any amount due to Seller under this Agreement, then, to the extent permitted by the Brand Fee Agreement, or any other agreement between Seller and Purchaser or its Affiliate, Seller may elect to recoup or set-off the amounts from any credit or payment Seller owes Purchaser or its Affiliate under the Brand Fee Agreement or any other agreement between Purchaser and Seller.  Seller’s election to recoup or set-off is in addition to any other rights Seller may have at law or in equity.  Seller further will have the right to draft any accounts receivable, letters of credit, or other accounts Purchaser or its Affiliates may have established for the benefit of Seller’s election under this Section 13.2.3.

13.3            Purchaser’s Remedies.

13.3.1         Before Closing.  In the event that this Agreement is terminated by Purchaser pursuant to Section 13.1.3(b) Seller will pay Purchaser’s actual out-of-pocket third party due diligence costs incurred to investigate the Properties as of the termination date, provided Purchaser gives Seller written evidence of the actual costs.  The recoupment of Purchaser’s due diligence costs shall be limited to an aggregate amount not greater than Five Thousand U.S. Dollars ($5,000.00 USD) multiplied by the number of Properties included in the contemplated transaction, but in no event will such amount exceed Two Hundred and Fifty Thousand U.S. Dollars ($250,000.00 USD).  If Purchaser Defaults under this Agreement, Seller will have no obligation to reimburse Purchaser for actual out-of-pocket due diligence expenses.

Upon such termination, and following reimbursement of Purchaser’s due diligence costs, if applicable, Seller will have no further obligation or liability to Purchaser under this Agreement.  In no event will Purchaser have the right of specific performance to compel conveyance of any of the Properties.

13.3.2         Post Closing.  Subject to Sections 10.2 and 13.4, in the event of a Default by Seller under this Agreement after the Closing (which Default is not cured by Seller within thirty (30) days after receipt of Purchaser’s written notice), Purchaser shall have the right to enforce its remedies under Section 10.2 of this Agreement.

13.4            Consequential Damages.  Notwithstanding anything to the contrary in this Agreement, Seller will have no liability to anyone for business disruption, lost profits, incidental, punitive, or consequential damages arising from or related to this Agreement or the contemplated transaction.  This limitation will be imposed on, but is not limited to, all Purchaser-Related Parties, or other parties directly or indirectly acquiring any Property-related interest, right, or title through any Purchaser-Related Party.

ARTICLE XIV
PROPERTY LOSS

14.1            Notice.  Seller will give Purchaser notice of: (a) any casualty affecting any of the Properties between the Effective Date and the Closing Date; (b) any actual taking or condemnation of all or any portion of any of the Properties; or (c) any planned or pending condemnation for which Seller has received written notice from the condemning authority.

14.2            Casualty.  If any Property suffers damage or destruction between the Effective Date and the Closing Date, Seller will: (a) repair or make adequate provision for the repair of the subject Property before Closing; or (b) reimburse Purchaser at Closing by an agreed upon amount to represent the reduction in the real estate value of the affected Property caused by the casualty.  If Seller elects to reimburse Purchaser for the damages, but Seller and Purchaser are unable to agree upon the reimbursement amount, the amount will be established by an independent appraisal performed by an experienced and licensed insurance adjuster located in the state where the affected Property is located.  Such insurance adjuster will be selected by Purchaser and Seller or, failing their agreement, by an adjuster selected by each of the adjusters selected by Purchaser and Seller.

14.3            Condemnation.  Purchaser recognizes that condemnations may commence and/or proceed at any time.  A list of pending condemnation actions is attached as Exhibit S.  This list is not intended to be a representation or warranty as to the actions of the various authorities with condemnation authority, and is not intended, nor does it constitute, any substitute for Purchaser’s due diligence.

If between the Effective Date and the Closing Date, transfer of title or possession of all or any part of any of the Properties by condemnation occurs, or if Seller receives written notice of a planned or threatened condemnation of all or part of any of the Properties before the Closing Date, the Closing will take place without abatement of the Purchase Price.  At Closing, Seller will assign to Purchaser all of Seller’s interest in any award that may be payable to it on account of the condemnation.

ARTICLE XV
TANK TRANSFER

15.1            Tank System Testing.

15.1.1         Tightness Testing.  Seller, at Seller’s expense, will cause Tightness Testing to be conducted by Seller’s tightness testing contractor.  A precision tightness test will be used for operating Tanks that are used for fuel storage on operating Properties, and a pressure decay test will be used on all Stage II vapor recovery lines.  Tightness Testing will be conducted to detect the presence of leaks in any Tank and will be completed in compliance with the requirements of the applicable Governmental Authority and all applicable laws and regulations.  Purchaser acknowledges on its behalf, and on behalf of Purchaser-Related Parties, that Seller’s tightness testing is not a substitute for testing that Purchaser may wish to perform as part of its due diligence or be required to perform by Governmental Authorities after Closing and as part of its registration of the Tanks and prior to operation of the Tanks by Purchaser.

15.1.2         Failing Tanks or Lines.  If the tightness testing results do not meet the applicable Governmental Authority’s standards, then Seller may elect, in its sole discretion, to: (a) terminate this Agreement with respect to the affected Property; or (b) repair the Tanks (or the entire

Tank field), as appropriate under Seller’s engineering standards, before Closing.  If Seller elects to terminate this Agreement with respect to the affected Property, the Purchase Price will be reduced by the amount attributable to such Property, as established by Exhibit A-4, which Exhibit will be amended to reflect the affected Property’s withdrawal from this Agreement’s contemplated transaction.  Seller will have the right to delay Closing for each Property on which it will remove or repair Tanks.

15.1.3         Dispensers.  Seller advises Purchaser, and Purchaser acknowledges, that Seller will conduct no tests with respect to the dispensers.  After Closing, Purchaser is responsible and assumes the obligation for the calibration of the dispensers and for compliance with all applicable laws, including, but not limited to, all Environmental Laws and applicable registration and testing requirements, including, but not limited to, calibration of weights and measures.

15.1.4         Tank Data.  Purchaser acknowledges that it has received and is familiar with all documentation related to Tanks including without limitation the tank deflection data and other Tank documents such as Tank registrations or permits posted in the Virtual Data Room.

15.2            Purchaser’s Notices and Obligations to Effectuate Transfer.  Within thirty (30) days after the Closing Date or within such shorter time period, including prior to Closing, as may be required by law, including, without limitation, any Environmental Law, Purchaser shall take all required actions to effectuate transfer of the Tanks (including registrations, permits, operational compliance and liabilities) including, without limitation, notification of the appropriate state and/or local agencies that Seller’s interest in the Tanks was conveyed to Purchaser and that Purchaser is the owner of any Tanks included in this Agreement as of the Closing Date.  Seller will cooperate with Purchaser in providing such notices if and to the extent Seller’s cooperation is required by the appropriate state and/or local agencies.

15.3            No Warranty of Tests.  Purchaser acknowledges that Seller makes no warranty as to the accuracy or completeness of the tightness testing results.  Without limiting the “AS IS, WHERE IS” nature of the sale of the Properties, Seller makes no representation or warranty whatsoever, express or implied, of any kind or nature as to the status of the registration of the Personal Property, Equipment or Inventory, including, without limitation, any Tanks, fixtures, structures, and all other equipment and dispensers, or the condition of, the merchantability of or the fitness for any particular purpose of any of the aforementioned.

15.4            Maintenance of Records.  After Closing, Purchaser shall maintain daily inventory and Tank maintenance records for the Properties, as required to comply with all applicable laws, rules and regulations.  Purchaser shall deliver legible copies of such records to Seller within two (2) days of Seller’s request for such records.  Seller will have the right to review these records as Seller deems necessary.  Following Closing, Purchaser agrees to continue to use, maintain, repair and keep in good order the existing remote monitoring system (e.g., a Veeder-Root system) or a comparable monitoring system for the Tanks located on the Properties.

ARTICLE XVI
RIGHT OF ENTRY AND INSPECTION; EQUIPMENT

16.1            Entry and Inspection.  During the Inspection Period, Purchaser may inspect the Properties at a time mutually agreed upon by the Parties, at Purchaser’s expense, to ensure that the

Properties’ Equipment necessary for the operation of the Properties consistent with Seller’s past practices is present and in working order.  Purchaser may inspect the Properties personally or through agents, employees, contractors, or subcontractors and shall assume all risks involved in entering the Properties pursuant to this Section 16.1.  Seller’s representatives may attend all inspections.

Purchaser and its agents, employees, contractors, or subcontractors shall not visit any of the Properties without Seller’s written consent, nor shall they engage in conversations with employees working at the Properties.

16.2            Purchaser’s Equipment Installation.  Purchaser may enter the Properties to install point of sale equipment, telephone lines and other equipment needed to effect an orderly post-Closing transition of the operations.  Such entry and installation shall be: (a) at Purchaser’s sole risk and expense; (b) at a reasonable time occurring after the end of the Inspection Period as selected by Purchaser; and may be (c) conducted by Purchaser personally or through its agents, employees, contractors, or subcontractors.  Purchaser’s right to install equipment under this Section 16.2 is subject to prior written notice to and consent by Seller, which consent will not be unreasonably withheld.  Purchaser shall make reasonable efforts not to disrupt existing operations on the Properties and shall keep the Properties free from any liens or claims arising out of any work performed, materials furnished, or obligations incurred by or on behalf of Purchaser.  If any mechanic’s or other lien is recorded against the Properties, Purchaser shall pay the lien or post any bond necessary to discharge the lien of record within thirty (30) days after receiving notice of the lien’s recording.

16.2.1         Failure to Close after Installation of Equipment.  If the contemplated transaction is not consummated for any reason, and Purchaser has installed equipment on the Properties in accordance with Section 16.2, Purchaser shall, at Seller’s option: (a) remove the equipment installed by Purchaser and restore the Properties to their original condition upon ten (10) days notice from Seller; or (b) transfer title to any equipment installed by Purchaser to Seller, at no cost and without any express or implied warranty, after which Seller will be solely responsible for such equipment.  In removing equipment and restoring the Properties to their original condition, Purchaser shall make reasonable efforts not to disrupt existing operations on the Properties and shall assume all risks involved in entering the Properties in connection therewith.

ARTICLE XVII
EXCUSED DELAY

17.1            Force Majeure.  No Party’s performance of its obligations under this Agreement will be deemed untimely if any late performance is due to acts of God, war, terrorism, civil disturbance, or government (including, but not limited to, governmental or court orders), or strikes or other labor disputes (the settlement of which will be totally within the discretion of the affected Party), or any other act or event beyond the reasonable control of the affected Party; provided, however, that the affected Party must take all reasonable steps to perform and must promptly notify the other Party of the event before such delay will be excused.  The time for performance of any undertaking will not be extended and no failure to perform will be excused, for more than sixty (60) days pursuant to this Section 17.1 without the mutual consent of the Parties.  Neither will the foregoing be construed to excuse any delay in the performance of either Party’s monetary obligations, including, but not limited to, Purchaser’s payment of the Purchase Price.

17.2            Market Withdrawal Before Closing.  Seller reserves its right to invoke the PMPA market withdrawal provisions at any time before Closing by providing written notice to Purchaser.  This Agreement shall terminate in accordance with the terms set forth in Seller’s notice, the Deposit will be released in accordance with Section 3.3.4, and Purchaser shall return all Confidential Information to Seller upon termination of this Agreement.  Thereafter, neither Party will have any obligation to the other under this Agreement.

ARTICLE XVIII
JOINT PUBLICITY

18.1            Press Release and Release of Other Information.  Publicity and other releases concerning the contemplated transaction shall be jointly planned and coordinated between the Parties.  Neither Party will act unilaterally in this regard without the other Party’s prior approval; provided, however, that such approval will not be unreasonably withheld.  Subject to the Confidentiality Agreement referenced in Article XI, nothing contained in this Agreement will prevent either Party from furnishing information to any governmental agency or from furnishing information to comply with applicable laws or regulations.

18.2            Internal Communications and Termination.  Communications by either Party to its employees, consultants or third parties involved in the transaction, while subject to the Confidentiality Agreement referenced in Article XI, will not be deemed to require joint planning or coordination between the Parties, nor will such communication be subject to the other Party’s review and consent.  If this Agreement is terminated, either Party may communicate internally and to interested third parties (that have been previously been made aware of this transaction) that the transaction has been terminated without joint planning or the consent of the other Party.

ARTICLE XIX
EMPLOYEES

19.1            Employees.  Seller will provide Purchaser with a list of Employees within twenty (20) days following the Effective Date.  Seller will update the list and attach it, along with all benefit information, as Exhibit V within thirty (30) days of Closing.  At least twenty (20) days before the Final Closing Date, and contingent upon Closing, Purchaser shall offer employment to the Employees or, in the event an Employee’s employment with Seller-Related Parties terminates prior to Closing, to their replacement.  Employment with Purchaser shall become effective at the time of Closing.  At Closing, Purchaser shall provide Seller with: (a) a list of Employees who were offered and have accepted positions with Purchaser; and (b) a list of Employees who were offered, but have not accepted positions, with Purchaser.  Purchaser shall comply with the employment and benefit obligations as set forth in Exhibit V.  Purchaser agrees to refrain from soliciting or employing any of Seller-Related Parties’ employees other than those appearing on Exhibit V.

Notwithstanding the foregoing, Purchaser may designate a Seller approved third party management company to satisfy Purchaser’s obligations with respect to Employees set forth in this Agreement (including, without limitation, those obligations set forth in Exhibit V and the schedules thereto); provided, that, no such designation shall relieve Purchaser of its obligations with respect to Employees.

19.2            Schedules.  Schedules V-1, V-2, V-3, V-4 and V-5 are set forth as attachments to Exhibit V and are incorporated herein by reference.

ARTICLE XX
INSURANCE

20.1            Seller Insurance.  Seller and Purchaser acknowledge that Exxon Mobil Corporation maintains a worldwide program of property and liability insurance coverage for itself and its Affiliates, including Seller.  This program has been designed to achieve a coordinated risk-management package for the entire Exxon Mobil corporate group.

The program consists principally of three types of policies:

(a)           policies issued to Exxon Mobil Corporation or its predecessors;

(b)           policies issued directly to affiliates by one of ExxonMobil’s wholly-owned insurance companies, i.e., Ancon Insurance Company, Inc., Bluefield International Insurance Inc., et. al. (herein referred to collectively as “ExxonMobil Captive Insurers”); and

(c)           policies issued to affiliates by locally admitted insurers which are reinsured by one of the ExxonMobil Captive Insurers.

All of the insurance policies through which the worldwide program of coverage is presently or has previously been provided by or to Exxon Mobil Corporation, its predecessors or Affiliates are herein referred to collectively as the “ExxonMobil Policies.”

20.2            No Continuing Coverage.  It is understood and agreed by Purchaser that from and after the Closing:

(a)           no insurance coverage shall be provided under the ExxonMobil Policies to Purchaser;

(b)           any and all policies insured or reinsured by any of the ExxonMobil Captive Insurers which, but for this provision, would have insured any assets transferred pursuant to this Agreement, shall be deemed terminated, commuted and cancelled ab initio; and

(c)           no Claims regarding any matter whatsoever, whether or not arising from events occurring prior to Closing, shall be made by Purchaser or its Affiliates and/or subsidiaries, against Seller and/or its Affiliates or any other member of the Exxon Mobil corporate group, or any of their respective employees or former employees and/or with respect to any of the ExxonMobil Policies regardless of their date of issuance.

20.3            Insurance Indemnity.  In addition to any indemnification obligations set forth herein, Purchaser shall indemnify and defend Seller, its parents and Affiliates against, and shall hold them harmless for, from, and against any and all Claims made after Closing against any of the ExxonMobil Policies, by Purchaser and its Affiliates and/or subsidiaries or any company or Person claiming to be subrogated to Purchaser’s or its Affiliate’s and/or subsidiaries’ rights, including all costs and expenses (including attorneys’ fees), related thereto.  Such indemnity shall cover, without limitation, any claim by an insurer for reinsurance, retrospective premium payments or prospective premium increases attributable to any such claim.

Notwithstanding any provision of this Agreement to the contrary, Purchaser’s insurance policy(ies) shall: (a) cover Seller and its Affiliates as additional insureds for liabilities arising from or assumed under this Agreement, including, without limitation, Environmental Liabilities; and (b) be primary as to all other policies (including any deductibles or self-insured retentions).  It is further agreed that Purchaser and its insurer(s) providing coverage shall waive all rights of subrogation and/or contribution against Seller and its Affiliates to the extent liabilities are assumed by Purchaser.

ARTICLE XXI
MISCELLANEOUS

21.1            Entire Agreement.  This Agreement and the documents referred to herein (including the Confidentiality Agreement) constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations, and discussions of the Parties in connection herewith, except as specifically set forth herein.  No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by both Parties.  If the terms and conditions of this Agreement conflict with the terms and conditions of the Brand Fee Agreement with respect to the contemplated transactions, the terms and conditions of this Agreement shall govern.

21.2            Notices.  Any notice, demand, request, consent, approval, or other communication that a Party is required or desires to give, make, or communicate to the other will be effective and valid only when in writing.  Such notice will be deemed duly given when received, if it is mailed by registered or certified mail, return receipt requested, or sent by personal delivery, facsimile, or a nationally recognized overnight carrier, return receipt requested, all charges prepaid, addressed in the case of Seller to:

Exxon Mobil Corporation

3225 Gallows Road

Fairfax, VA 22037

Attention: Distributor Business Manager

Facsimile: (703) 846-4511

Exxon Mobil Corporation

3225 Gallows Road

Fairfax, VA 22037

Attention: Real Estate Manager

Facsimile: (703) 846 - 4546

ExxonMobil Environmental Services

3225 Gallows Road

Fairfax, VA 22037

Attention: Environmental Claims Manager

Facsimile: (703) 846 - 5257

and in the case of Purchaser to:

Global Companies LLC

800 South Street

Suite 200

Waltham, MA 02453

Attention:  President and Chief Executive Officer

Facsimile: (781) 398-4165

With a copy to:

Global Companies LLC

800 South Street

Suite 200

Waltham, MA 02453

Attention: General Counsel

Facsimile: (781) 398-9211

Or, in either case, at the last address provided by a Party and given by notice as provided by this Section 21.2.

21.3            Construction.  Unless the context of this Agreement otherwise requires: (a) words of either gender include the other gender; (b) words using the singular or plural also include the plural or singular, respectively; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and similar words refer to this entire Agreement and not any particular Article, Section, Clause or Exhibit or any other subdivision of this Agreement; (d) references to “Article,” “Section,” “Exhibit,” or “Schedule” are to the Articles, Sections, Exhibits and Schedules, respectively, of this Agreement; (e) the words “include” or “including” will be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import; and (f) references to “this Agreement” or any other agreement or document will be construed as a reference to such agreement or document, including any Exhibits and Schedules thereto, as amended, modified or supplemented and in effect from time to time and will include a reference to any document that amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms.  Whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified.

21.4            Captions.  Captions used in connection with the Articles and Sections of this Agreement are for convenience only and will not be deemed to enlarge, limit or otherwise modify the meaning or interpretation of this Agreement

21.5            Survival.  The provisions of Article II, Article IV, Articles VI through XIII inclusive, Articles XV through XXI inclusive, will not merge and will survive Closing and any subsequent transfer of any right title or interest by Purchaser.  All other provisions not included or incorporated in any document to be executed and delivered at Closing will not survive Closing.

21.6            Further Assurances.  Following the Effective Date or the Closing Date, as the case may be, and for no further consideration, Seller and Purchaser will perform any acts and execute, acknowledge and deliver any additional documents reasonably requested by the other Party to: (a) vest Purchaser with all of Seller’s right, title, and interest in the Purchased Assets and other rights conveyed under this Agreement; (b) carry out the transactions contemplated by this Agreement; and (c) protect each Party’s rights under this Agreement.

21.7            Expenses.  Except as otherwise specifically provided, each Party will bear all expenses it incurs in connection with this Agreement and/or any related disputes.  Expenses include, but are not limited to, fees charged by counsel, accountants, consultants, and other experts.

21.8            Time is of the Essence.  Purchaser acknowledges that significant coordination is required for a closing, such as separating personnel, accounting for and transferring existing and new fuels, dry goods, and utilities, and other related activities.  Accordingly, unless otherwise expressly provided, TIME IS OF THE ESSENCE IN THE PERFORMANCE OF ALL OF PURCHASER’S OBLIGATIONS SET FORTH IN THIS AGREEMENT.  Purchaser further understands and acknowledges that Closing and consummation of the contemplated transaction are subject to and conditioned upon Purchaser’s due and timely performance of its obligations set forth in Article XII, including, but not limited to, payment of the Purchase Price.

21.9            Assignment.  Purchaser may not assign this Agreement without Seller’s prior written consent, which consent may be withheld for any reason.  This Agreement will bind and inure to the benefit of the Parties and their respective successors and assigns.

21.10          Counterparts.  This Agreement may be executed by the Parties in counterpart, each of which will be deemed an original.  Such counterparts together will constitute one and the same instrument.

21.11          Governing Law.  This Agreement and the transactions contemplated herein and all disputes between the Parties under or related to this Agreement or the facts and circumstances leading to its execution or performance, whether in contract, tort or otherwise, will be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to its conflicts of law rules, except that with respect to any dispute involving compliance with Environmental Laws, the Parties agree that it is the Environmental Laws applicable to the Property in dispute that apply with respect to such compliance.  Each Party: (a) irrevocably submits itself to the personal jurisdiction of the federal court for the Eastern District of Virginia in Alexandria, Virginia or, if federal jurisdiction is not available, to the jurisdiction of the Fairfax County Circuit Courts, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance; (b) agrees that all claims in respect of such suit, action or proceeding must be brought, heard and determined exclusively in such courts; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts; (d) agrees not to bring any suit, action or proceeding arising out of our relating to this Agreement or any of the transactions contemplated by this Agreement in any other court; and (e) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

21.12          No Third Party Beneficiary.  Other than with respect to any Seller or Purchaser Indemnified Parties, the Parties agree that no third party beneficiary rights in favor of any person or entity are, nor are they intended to be, created by this Agreement.

21.13          No Recording of this Agreement.  Before Closing, neither Party will record this Agreement among any land or clerk’s records or with any other governmental office.  If either Party records this Agreement, it will be deemed, at the option of the other Party: (a) ipso facto null and void and of no further force; or (b) a material Default and serve as a basis for termination or other remedies as provided by this Agreement.

21.14          1031 Exchange.  Seller may require Purchaser, pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, to pay the Purchase Price to a trust or intermediary party designated by Seller, so Seller may participate in a tax-deferred exchange of like-kind property.  Such election will be made, if at all, by notice to Purchaser at least ten (10) days before the Closing Date.  The Parties agree to execute any necessary agreements and/or other documents to effectuate Seller’s tax-deferred exchange, provided: (a) Purchaser’s obligations under this Agreement will not be increased; (b) such documents will not modify Purchaser’s representations, warranties or obligations under this Agreement; (c) the Purchase Price paid by Purchaser will not be different from that which Purchaser would have paid pursuant to Article III; (d) Purchaser will incur no additional cost, expense or liability as a result of its cooperation in the exchange; and (e) Seller will indemnify and hold harmless Purchaser for additional expenses, including, but not limited to, taxes and closing costs, and any cost or expense (including reasonable counsel fees) that Purchaser may suffer, sustain or become subject to as a result of the Purchase Price being paid to a trust or intermediary party, rather than to Seller, and the trust’s or intermediary’s subsequent use of the Purchase Price.

21.15          Severability.  If any provision in this Agreement is adjudged by any court of competent jurisdiction to be invalid or unenforceable, the judgment will not affect, impair or invalidate the remainder of this Agreement and will be confined in its operation to the provision of this Agreement directly involved in the controversy.

21.16          Waiver.  Either Party may waive at any time and from time to time the terms and conditions of this Agreement under which it is entitled to a benefit.  However, except as otherwise specifically provided, a Party’s failure or delay in exercising its respective rights upon the other Party’s failure to perform or observe any condition, covenant or provision of this Agreement will not operate as a waiver.  Nor will any single or partial exercise of any right preclude the other Party from exercising its rights under this Agreement.  No waiver or release of any of the terms, conditions, or provisions of this Agreement will be valid or asserted or relied upon by either Party or offered in any judicial proceeding or otherwise, unless the same is in writing and duly executed by the waiving or releasing Party.

21.17          Rules of Construction.  The provisions of this Agreement are to be construed as a whole according to their common meaning to achieve the objectives and purposes of this Agreement.  Each Party represents that it and its respective counsel have reviewed this Agreement.  The rule of construction that any ambiguities are to be resolved against the drafting party will not be employed in interpreting this Agreement as both Purchaser and Seller are considered to have equal bargaining power.

21.18          Seller’s Self-Help Rights.  If Purchaser fails to discharge its obligations under this Agreement, Seller may provide Purchaser notice of the required action and a reasonable period (not less than thirty (30) days) to cure the failure.  If, notwithstanding such notice and opportunity to cure, the failure persists, then Seller may, by separate notice to Purchaser, specify the action required and a deadline.  If Purchaser fails to cure by such deadline, then in addition to, and without limiting other rights and remedies available to Seller pursuant to the law and under this Agreement, Seller may take curative action at Purchaser’s cost and expense.

21.19          Material Inducement.  Purchaser’s obligations under this Agreement including, but not limited to, Article VII, were in each instance a material inducement to Seller to sell each Property to Purchaser.

21.20          Time Periods.  If Seller fails to deliver any notice or document to Purchaser within a time period set forth in this Agreement, specifically including, but not limited to, Article VII, then Purchaser’s sole remedy after providing Seller with written notice will be to extend any permissible or required due date for any relevant subsequent action by one (1) day for each day that the notice or document was late.

21.21          Waiver of Jury Trial.  SELLER AND PURCHASER EXPRESSLY AGREE THAT TO INDUCE THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE ACKNOWLEDGED, THE PARTIES KNOWINGLY, VOLUNTARILY, INTELLIGENTLY, EXPRESSLY, AND IRREVOCABLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, WAIVE, AND WILL WAIVE, TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR CONNECTED WITH THIS AGREEMENT, INCLUDING THE ENFORCEMENT OF ANY REMEDY AUTHORIZED BY THIS AGREEMENT.

21.22          Exhibits.  The Parties agree that a number of the Exhibits attached hereto are not in final form.  Seller shall attach the final form of each Exhibit not later than five (5) days before the Final Closing Date, or by such other time period as may be provided in this Agreement or the Exhibits, and shall notify Purchaser of Seller’s attachment of any new or changed form of Exhibit to this Agreement.

21.23          Binding Offer.  This Agreement shall constitute a binding and, except as set forth below, irrevocable offer by Purchaser to buy the Purchased Assets, which offer may be accepted by Seller by execution of this agreement within ninety (90) days of its submission to Seller.  By his or her signature below, the person executing this Agreement on behalf of the Purchaser warrants that he or she has authority to bind the Purchaser to this Agreement.  If Seller does not execute this Agreement within ninety (90) days after Purchaser’s submission, Purchaser may thereafter revoke its offer.  In the event of such a revocation, the Signing Deposit shall be released to Purchaser, along with any interest thereon.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, this Agreement has been executed by Seller and Purchaser on the dates set forth below, and is made effective as of the Effective Date.

EXXONMOBIL OIL CORPORATION, a New York corporation		GLOBAL COMPANIES LLC, a Delaware limited liability company

By:	/s/ Mark Pagano	By:	/s/ Eric Slifka

Name:	Mark Pagano	Name:	Eric Slifka

Title:	Agent and Attorney in Fact	Title:	President and Chief Executive Officer

Date:	May 24, 2010	Date:	May 24, 2010

EXXON MOBIL CORPORATION, a
New Jersey corporation

By:	/s/ Mark Pagano

Name:	Mark Pagano

Title:	Agent and Attorney in Fact

Date:	May 24, 2010

APPENDIX OF EXHIBITS

Exhibit A-1	Fee Properties
Exhibit A-2	Lease Properties
Exhibit A-3	Dealer Owned Service Stations
Exhibit A-4	Allocation of Purchase Price
Exhibit A-5	Earnest Money Deposits
Exhibit B	Intentionally Omitted
Exhibit C	Intentionally Omitted
Exhibit D	Access Agreements
Exhibit E	Subsurface Clearance “Drilling” Protocol
Exhibit E-1	Right of Access Agreement
Exhibit F	Intentionally Omitted
Exhibit G	Escrow Agreement
Exhibit H	Assignment and Assumption of Lease Agreements
Exhibit I	Unconditional Guaranty of Performance and Payment
Exhibit J	Quitclaim Deeds
Exhibit K	Bill of Sale
Exhibit L	Existing On the Run Convenience Stores
Exhibit M	Intentionally Omitted
Exhibit N	Intentionally Omitted
Exhibit O	Governmental Reimbursement Fund Schedule of Seller’s Prior Claims
Exhibit P	Listed Claims
Exhibit Q	Environmental Release
Exhibit R	Notification Letter
Exhibit S	List of Condemnations
Exhibit T	Assignment of PMPA Franchise Agreements
Exhibit U	Assignment of Non-Petroleum Lease
Exhibit V	Employees and Benefits
Exhibit W	Statements of Environmental Responsibility
Exhibit X	Assignment of Reimbursement Agreement
Exhibit Y	Inventory
Exhibit Z	Assignment and Assumption Agreement
Exhibit AA	Reimbursement Fund Letter
Exhibit BB	Contracts
Exhibit CC	Underground Storage Tank Upgrades
Exhibit DD	Upgrade Escrow Agreement
Exhibit EE	Brand Fee Agreement
Exhibit FF	Liquidated Damages